Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

DATED AS OF DECEMBER 19, 2017,

BY AND BETWEEN

CABOT OIL & GAS CORPORATION,

AS SELLER,

AND

VOG PALO VERDE LP,

AS BUYER

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15.12	Attorneys’ Fees	57

15.13	Like-Kind Exchange	57

15.14	Time of Essence	58

15.15	No Recourse	58

15.16	Waiver of Claims Against Financing Sources	58

APPENDICES

Appendix A	Definitions
EXHIBITS

Exhibit 7.1	Form of Consent Request
Exhibit 10.2(a)	Conveyance
Exhibit 10.2(c)	Certificate of Non-Foreign Status
Exhibit A-1	Arbitration Procedures
Exhibit A-2	Property Schedule
Exhibit A-3	Target Area
Exhibit B	Defects Escrow Agreement
Exhibit C	Transition Services Agreement

SCHEDULES

Schedule 2.2(l)	Certain Master Service Agreements
Schedule 2.2(n)	Certain Excluded Assets
Schedule 4.1(f)	Seller’s Actions
Schedule 4.1(g)	Non-Compliance with Laws
Schedule 4.1(h)	Material Contracts
Schedule 4.1(i)	Tax Matters
Schedule 4.1(j)	Certain Wells
Schedule 4.1(k)	Outstanding Commitments
Schedule 4.1(l)	Environmental Matters
Schedule 4.1(m)	Seller Approvals
Schedule 4.1(n)	Preference Rights
Schedule 4.1(o)	Royalties
Schedule 4.1(p)	Scheduled Imbalances
Schedule 4.1(q)	Suspense Funds
Schedule 4.1(s)	Permits
Schedule 4.1(t)	Payouts
Schedule 4.1(u)	Bonds
Schedule 4.1(v)	LOS
Schedule 4.2(f)	Buyer’s Actions
Schedule 7.3(b)	Specified Seller Approvals
Schedule 8.1	Conduct of Business
Schedule 8.13	Surety Bonds
Schedule A-1	Buyer’s Knowledge Persons
Schedule A-2	Seller’s Knowledge Persons
Schedule A-3	Certain Permitted Encumbrances

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 19, 2017 (the “Execution Date”), is by and between CABOT OIL & GAS CORPORATION, a Delaware corporation (“Seller”), and VOG PALO VERDE LP, a Delaware limited partnership (“Buyer”).  Seller and Buyer are each referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns certain oil and gas properties and related assets located in the State of Texas; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, such oil and gas properties and related assets upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1                               Certain Defined Terms.  Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

1.2                               Rules of Construction.

(a)                                 All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “including” and its derivatives shall mean “including without limitation” and corresponding derivative expressions.  The word “or” is not exclusive and shall have the same meaning as “and/or” unless the context requires otherwise.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.  The words “shall” and “will” are used interchangeably throughout this Agreement and shall, accordingly, be given the same meaning, regardless of which word is used.  The term “cost” includes expense and the term “expense” includes cost.  All references to “dollars” or “$” shall be deemed references to United States dollars.

(c)                                  The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)                                 The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)                                  Any event hereunder requiring the payment of cash or cash equivalents and any action to be taken hereunder on a day that is not a Business Day shall be deferred until the first Business Day occurring after such day.

(f)                                   Each exhibit and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any exhibit or schedule, the provisions of the main body of this Agreement shall prevail.

ARTICLE II
SALE AND PURCHASE

2.1                               Sale and Purchase.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, effective as of 7:00 a.m. (local time) on January 1, 2018 (the “Effective Time”), all of Seller’s right, title and interest in and to the following described assets and properties, without duplication, except to the extent any of the same constitute an Excluded Asset (collectively, the “Assets”):

(a)                                 All of the Hydrocarbon Interests located in the Target Area, including the undivided interests specified in the Property Schedule in, to or under the Hydrocarbon Interests specifically described therein (including interests of Seller in, to or under any Hydrocarbon Interests in, to or under or derived from any lands covered by or subject to any of the Hydrocarbon Interests described in the Property Schedule, even though such interests of Seller may be incorrectly described or referred to in, or a description thereof may be omitted from, the Property Schedule) (collectively, the “Subject Interests”);

(b)                                 All of the lands covered by or subject to the Subject Interests or the lands pooled, communitized, or unitized therewith (the “Lands”);

(c)                                  All (i)  rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands (insofar, but only insofar, as the same are attributable to the Subject Interests); (ii) rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof (the “Units”); (iii) easements, surface leases, surface use agreements, rights-of-way, servitudes and other real property estates to the extent related to or used in connection with the exploration, development, or operation of the Subject Interests, the Wells or the Units, but excluding any such easement, surface lease, surface use agreement, right-of-way, servitude, or other real property estate to the extent transfer of same is restricted by Third Party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 7.1; (iv) wells (including all oil, gas, water, CO2, disposal or injection wells) located on any of the Lands, including those set forth in Part II of the Property Schedule (the “Wells”); (v) Permits to the extent used in connection with the ownership or operation of the Subject Interests, Wells or Units, but excluding any such Permit to the extent transfer, reissuance or assignment of same is restricted by Law; and (vi) tangible personal property, equipment, fixtures and improvements (including all saltwater disposal facilities, gathering systems, well heads, pumping units, flow lines, casing, sucker rods, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, vessels, tanks, tank batteries, boilers, separators, treating equipment, compressors, SCADA and wellhead communication systems, other equipment, automation systems including meters and related telemetry on wells, power lines, telephone and communication lines and other appurtenances owned in connection with drilling and completing wells and the production, gathering, treating, storing, transporting or marketing of Hydrocarbons from the Wells), in each case, either located on the Lands or primarily relating to the ownership or operation of the other Assets, but excluding any such tangible personal property, equipment, fixture or improvement to the extent transfer of same is restricted by Third Party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 7.1 (the “Personal Property”);

(d)                                 All Applicable Contracts, including those set forth on Schedule 4.1(h), but excluding any such Applicable Contract to the extent transfer of same is restricted by Third Party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 7.1;

(e)                                  All field offices used in connection with the other Assets, but excluding any such field office to the extent transfer of same is restricted by Third Party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 7.1;

(f)                                   Except to the extent transfer thereof is restricted by Third Party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 7.1, all geophysical and other seismic and related technical data and information relating to the Assets;

(g)                                  Except to the extent transfer thereof is restricted by Third Party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 7.1, all of Seller’s and its Affiliates’ lease files, title files (including title opinions, abstracts of title and title curative correspondence), well files, drilling reports and land files, environmental files, regulatory files, plats, surveys, ownership maps, geologic maps, cross-sections, electric logs, well schematics, mud logs, cores, core analyses, production data, pressure data, decline and production curves, geological data and reports, proprietary seismic data, division of interest files and decks, joint interest billing files and decks, division order files, Asset Tax records and marketing files, in each case, (i) relating to the Subject Interests or the ownership, use, maintenance or operation of the other Assets and (ii) in Seller’s or any of its Affiliates’ actual possession or control (the “Records”);

(h)                                 All (i) Hydrocarbons produced from and to the extent attributable to the Subject Interests, the Wells or the Units with respect to all periods subsequent to the Effective Time and (ii) proceeds from or of such Hydrocarbons; and

(i)                                     All rights, claims and causes of action against Third Parties (including, without limitation, (i) subject to Section 8.10, under any policy or agreement of insurance, (ii) subject to Section 8.10, to any insurance or condemnation proceeds or awards or (iii) rights of set-off or refunds) of Seller or its Affiliates; in each case, to the extent, and only to the extent, related to the Assumed Liabilities.

2.2                               Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the following, without duplication (collectively, the “Excluded Assets”):

(a)                                 Copies of all Records;

(b)                                 All deposits, cash, checks, funds and accounts receivable attributable to the Assets with respect to any period prior to the Effective Time;

(c)                                  All (i) Hydrocarbons produced from or attributable to the Subject Interests, Wells or Units with respect to all periods prior to the Effective Time, (ii) Hydrocarbons attributable to the Subject Interests, Wells or Units which, at the Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory and (iii) proceeds from or of such Hydrocarbons; in each case, except to the extent Seller has received proceeds from the sale of such Hydrocarbons or for which credit was given in the determination of Net Cash Flow pursuant to Section 3.3, as adjusted pursuant to Section 3.4;

(d)                                 All receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of Net Cash Flow pursuant to Section 3.3, as adjusted pursuant to Section 3.4;

(e)                                  Claims of Seller for refund of, credit attributable to, or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets;

(f)                                   All corporate, financial, Tax and legal records of Seller, in each case, other than the Records;

(g)                                  All rights, titles, interests and claims of Seller or any Affiliate of Seller with respect to the Assets (i) subject to Section 8.10, under any policy or agreement of insurance, (ii) under any bond or (iii) subject to Section 8.10, to any insurance or condemnation proceeds or awards (to the extent such insurance or condemnation proceeds or awards relate to events occurring prior to the Effective Time; except, with respect to clauses (i) and (iii), to the extent attributable to any Assumed Liabilities);

(h)                                 Other than the Personal Property, all computer or communications software or intellectual property (including tapes, data, and program documentation and all tangible manifestations and technical information relating thereto, but excluding electronic files, records and data included within the definition of the term “Records”) owned, licensed, or used by Seller;

(i)                                     Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(j)                                    All rights, titles, and interests of Seller or any Affiliate of Seller in and to all cars, trucks, trailers and all other rolling stock;

(k)                                 Any Hedge Contracts of Seller or any of its Affiliates;

(l)                                     Other than the master services agreements described in Schedule 2.2(l), all master service agreements and similar Contracts;

(m)                             All documents and instruments of Seller that may be protected by an attorney-client privilege (other than title opinions and environmental reports or evaluations), including, for the avoidance of doubt, any that would constitute Records but for the inclusion of this clause (m); and

(n)                                 All rights, interests, assets and properties described in Schedule 2.2(n).

ARTICLE III
CONSIDERATION AND PAYMENT

3.1                               Consideration.  The consideration for the sale and conveyance of the Assets to Buyer is Seven Hundred Sixty-five Million and No/100 Dollars ($765,000,000) (the “Base Purchase Price”), as adjusted in accordance with the terms of this Agreement.  The “Adjusted Purchase Price” shall be the Base Purchase Price (a) as adjusted upward or downward, as applicable, by the Initial Adjustment Amount; (b) as may be adjusted downward for Title Defects, if any, in accordance with Section 6.2(d); (c) as may be adjusted downward for excluded Title Defect Properties, if any, in accordance with Section 6.5(a); (d) as may be adjusted downward for Environmental Defects, if any, in accordance with Section 6.7(c); (e) as may be adjusted downward for excluded Environmental Defect Properties, if any, in accordance with Section 6.7(c) or Section 6.8, or as provided in Section 5.1(b); (f) as may be adjusted upward or downward, as applicable, for Imbalances pursuant to Section 3.5; (g) as may be adjusted downward for payments of portions of the Base Purchase Price received by Seller from holders of Preference Rights contemporaneously with Closing in accordance with and as contemplated by Section 7.2; (h) as may be adjusted downward on account of Retained Assets as contemplated by Section 7.3; (i) as adjusted downward by an amount equal to the Suspense Funds as of the Closing Date; (j) as may be adjusted downward for Casualty Loss amounts in accordance with Section 8.10; and (k) as may be adjusted upward or downward, as applicable, for any other adjustment amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

3.2                               Payment.  No later than 12:00 p.m. (local time) on the first Business Day following the Execution Date, Buyer shall initiate (or shall cause to be initiated) a wire transfer in immediately available funds to the account specified by Seller in Section 10.3 an amount equal to ten percent (10%) of the Base Purchase Price as a deposit hereunder (the “Deposit”).  If the transactions contemplated by this Agreement are consummated in accordance with the terms of this Agreement, the Deposit shall be applied as a credit against the Closing Payment. The Deposit shall not bear interest, and if Buyer receives credit for the Deposit against the Closing Payment, or if the Deposit is refunded to Buyer in accordance with Section 14.2, then such payment, or credit, shall be in the amount of the Deposit and shall not include any additional amounts. If this Agreement is terminated prior to the Closing in accordance with Section 14.1, then the provisions of Section 14.2 shall be applicable and the Deposit shall be handled in accordance therewith.

3.3                               Adjustments.

(a)                                 The Base Purchase Price shall be (i) increased or decreased, as the case may be, by an amount equal to the Net Cash Flow with respect to the Assets for the time period (the “Adjustment Period”) beginning at the Effective Time and ending at 7:00 a.m. (local time) on the Closing Date, (ii) increased by the amount of Asset Taxes allocated to Buyer pursuant to Section 15.11(b), but paid or economically borne by Seller and (iii) decreased by the amount of Asset Taxes allocated to Seller pursuant to Section 15.11(b), but paid or economically borne by Buyer.  Seller shall deliver to Buyer on or prior to the third (3rd) Business Day immediately preceding the Closing Date a statement (the “Adjustment Statement”) setting forth Seller’s preliminary determination of the Net Cash Flow (the “Initial Adjustment Amount”) and Seller’s preliminary determination of the other adjustments to the Base Purchase Price described in Section 3.1 and this Section 3.3.  Within two (2) Business Days of receipt of the Adjustment Statement, Buyer shall deliver a written report containing all changes with the explanation therefor Buyer proposes to be made to the Adjustment Statement and the Initial Adjustment Amount.  The Initial Adjustment Amount and the adjustment amounts as agreed by the Parties shall be used to calculate the Closing Payment; provided that if the Parties do not agree upon any adjustment set forth in the Adjustment Statement, then (absent manifest error), the amount of such adjustment used to determine the Closing Payment shall be the amount set forth in the draft Adjustment Statement delivered by Seller to Buyer pursuant to this Section 3.3(a).  If the Initial Adjustment Amount is a positive number, then the Base Purchase Price shall be increased by such amount.  If the Initial Adjustment Amount is a negative number, then the Base Purchase Price shall be decreased by such amount.

(b)                                 The Adjustment Statement shall be based upon actual information available to Seller at the time of its preparation and upon Seller’s good faith estimates and assumptions.  There shall be attached to the Adjustment Statement such supporting documentation and other data as is reasonably necessary to provide a basis for Seller’s calculation of the Net Cash Flow shown therein and all other adjustments to the Base Purchase Price described in Section 3.1.

(c)                                  The “Net Cash Flow” shall be the algebraic sum of the following, without duplication: (i) a positive amount equal to the aggregate amount paid by Seller as Seller’s share of the costs and expenses of ownership, exploration, maintenance, development, production and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the applicable operating or unit agreement to the extent incurred with respect to the

Adjustment Period (including prepayments of any such costs or expenses) (collectively, the “Property Expenses”), (ii) a positive amount equal to the sum of (A) all overhead charges paid by Seller to any Third Party operator of any of the Assets, and (B) with respect to any properties operated by Seller or any Affiliate of Seller, the overhead charges payable to Seller or such affiliated operator on account of the Subject Interests in such properties under existing operating agreements or, if no overhead charge is applicable to a Subject Interest under an existing operating agreement, an overhead charge to such Subject Interest equal to $10,000 per month for each drilling Well and $1,200 per month for each producing Well attributable to each such Subject Interest, and (iii) a negative amount equal to the aggregate net proceeds received by Seller from the sale or disposition of Hydrocarbons produced from the Assets during the Adjustment Period or from the rental, sale, salvage or other disposition of any other Assets during the Adjustment Period; provided that the Property Expenses shall not include any costs or expenses for or associated with (i) personal injury or death or property damage to the extent that Seller has insurance coverage from a Third Party available to it with respect to any such costs or expenses, (ii) except to the extent incurred in the ordinary course of business, plugging wells and dismantling or decommissioning facilities, (iii) eliminating, removing, curing, or otherwise addressing any Retained Environmental Matter or any Environmental Defect asserted by Buyer in accordance with Section 6.7(a), (iv) obligations to pay Suspense Funds, (v) without in any way obligating Seller to make any such payments, any amounts paid by Seller to obtain any Seller Approval or any specified payment obligation required pursuant to any Subject Interest or any Applicable Contract in order to transfer any Asset to Buyer, (vi) curing any Title Defects asserted by Buyer in accordance with Section 6.2(a), (vii) Asset Taxes, (viii) subject to Section 8.2(c) and except with respect to (A) the Wurzbach Lease and (B) solely to the extent Buyer approves any such costs or amounts in advance in writing, the Regents Leases, costs of lease renewals or extensions of the leases constituting the Subject Interests or (ix) any amounts paid or incurred by Seller to amend or terminate the Patterson Agreement as provided in Section 8.1(c)(x).

3.4                               Post-Closing Review.  After the Closing, Seller shall review the Adjustment Statement and determine the actual Net Cash Flow and, to the extent such amounts were not finally agreed in connection with the Adjustment Statement (and subject to Section 6.6 and Section 6.9), any other adjustments set forth therein.  On or prior to the ninetieth (90th) day after the Closing Date, Seller shall present Buyer with a statement of the actual Net Cash Flow and other adjustments to the Base Purchase Price (“Final Adjustment Amount”) along with such supporting documentation as is reasonably necessary to support the Net Cash Flow and other adjustment amounts shown therein (the “Final Adjustment Statement”).  Buyer will give Representatives of Seller reasonable access (during normal business hours and upon two (2) or more Business Days’ prior notice) to its premises and to its books and records for purposes of preparing the Final Adjustment Statement and will cause appropriate personnel of Buyer to assist Seller and Seller’s Representatives, at no cost to Seller, in the preparation of the Final Adjustment Statement.  Seller will give Representatives of Buyer reasonable access (during normal business hours and upon two (2) or more Business Days’ prior notice) to its premises and to its books and records for purposes of reviewing the calculation of Net Cash Flow and other adjustments set forth in the Final Adjustment Statement and will cause appropriate personnel of Seller to assist Buyer and its Representatives, at no cost to Buyer, in verification of such calculations.  The Final Adjustment Statement shall become final and binding on Seller and Buyer thirty (30) days following the date the Final Adjustment Statement is received by Buyer

(or, if later, ten (10) days following the resolution of all Deferred Title Adjustment Claims and Deferred Title Environmental Claims in accordance with Article VI), except to the extent that prior to the expiration of such thirty (30) day period Buyer shall deliver to Seller notice, as hereinafter required, of its disagreement with the contents of the Final Adjustment Statement.  Such notice shall be in writing and set forth all of Buyer’s disagreements with respect to any portion of the Final Adjustment Statement, together with Buyer’s proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes.  If Buyer has timely delivered such a notice of disagreement to Seller, then, upon written agreement between Buyer and Seller resolving all disagreements of Buyer set forth in such notice, the Final Adjustment Statement will become final and binding upon Buyer and Seller.  If the Final Adjustment Statement has not become final and binding by the sixtieth (60th) day following its receipt by Buyer (or, if later, ten (10) days following the resolution of all Deferred Title Adjustment Claims and Deferred Title Environmental Claims in accordance with Article VI), then Buyer or Seller may submit any unresolved disagreements of Buyer set forth in such notice to Ernst & Young LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Buyer and Seller) for resolution.  If Ernst & Young LLP is not willing or able to serve in such capacity, then Seller shall within ten (10) days deliver to Buyer a listing of three (3) other accounting firms of recognized national or regional standing that do not have a current relationship with Seller or any of its Affiliates and Buyer shall within ten (10) days after receipt of such list, select one of such three (3) accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”).  The Accountant shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant, any disputed items required to determine the actual Adjusted Purchase Price.  The Accountant will act as an arbitrator to determine and resolve, based solely on presentations by Buyer and Seller, and not by independent review, only those issues still in dispute.  The costs and expenses of the Accountant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder.  Upon resolution of such unresolved disagreements of Buyer (whether by agreement of the Parties or the determination of the Accountant), the Final Adjustment Statement shall be final and binding upon Buyer and Seller.  Within three (3) Business Days after the Final Adjustment Statement becomes final and binding, Seller or Buyer, as appropriate, shall pay to the other owed Party the amount, if any, by which the Final Adjustment Amount as shown in the Final Adjustment Statement, is less than or exceeds the Initial Adjustment Amount and the other adjustments to the Base Purchase Price set forth in the Adjustment Statement, as applicable.

3.5                               Gas Imbalance Adjustments.  The Base Purchase Price shall be (a) reduced by an amount equal to (1) the Negative Imbalances as of the Effective Time multiplied by (2) $3.00 per Mcf and (b) increased by an amount equal to (1) the Positive Imbalances as of the Effective Time multiplied by (2) $3.00 per Mcf.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of Seller.  Seller represents and warrants to Buyer as of the Execution Date as follows:

(a)                                 Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted.  Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets makes such qualification necessary.

(b)                                 Authority.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Seller have been duly and validly authorized by all requisite corporate action on the part of Seller.

(c)                                  Enforceability.  This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and the power of a court to deny enforcement of remedies generally based upon public policy.

(d)                                 No Conflict.  The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller (assuming (i) compliance with the HSR Act, (ii) that all required consents and approvals in connection with the transactions contemplated hereby have been given or obtained and (iii) that all Preference Rights have been complied with or waived) do not and shall not:

(i)                                     violate, conflict with or result in any breach of any provision of the certificate of incorporation, by-laws or other governing documents of Seller;

(ii)                                  violate, conflict with or constitute a default under the terms, conditions or provisions of any agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets is bound; or

(iii)                               violate or be rendered void or ineffective under any Law applicable to Seller or by which Seller or the Assets is bound;

other than, in the case of the matters described in clauses (ii) and (iii) of this Section 4.1(d), where such conflicts, breaches, violations, defaults or other events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)                                  Foreign Person.  Seller is neither (i) a “foreign person” within the meaning of Section 1445 of the Code nor (ii) a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3(a).

(f)                                   Actions.  Except as set forth on Schedule 4.1(f), (i) there are no Actions pending against Seller or, to the Knowledge of Seller, threatened in writing against Seller and (ii) there are no Orders that remain unsatisfied that are binding upon Seller, in each case, with respect to the Assets or which would have a material adverse effect upon the ability of Seller to consummate the transactions contemplated hereby.

(g)                                  Compliance With Laws.  Except with respect to (i) matters set forth on Schedule 4.1(f) and Schedule 4.1(g), (ii) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.1(i)) and (iii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.1(l)): (A) Seller is not in material violation of any applicable Laws with respect to its ownership or operation of the Assets; and (B) to Seller’s Knowledge, no Third Party operator is in material violation of any applicable Laws with regard to the operation of the Assets.

(h)                                 Material Contracts.  Schedule 4.1(h) sets forth a list of all Material Contracts that exist as of the Execution Date.  Except as set forth on Schedule 4.1(h), Seller is not in material breach of, or material default under, and to the Knowledge of Seller, no other Person is in material breach of, or material default under, any Material Contract, and there does not exist under any provision thereof, to the Knowledge of Seller, any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by any Person.  To the Knowledge of Seller, all Material Contracts are in full force and effect in accordance with their respective terms.  There are no Hedge Contracts pursuant to which any production of Hydrocarbons from any of the Assets is dedicated from and after the Effective Time.

(i)                                     Tax Matters.  Except as set forth on Schedule 4.1(i):

(i)                                     each material Tax Return required to be filed with respect to the Assets or Asset Taxes has been timely and properly filed and, except for Taxes being contested in good faith, all material Taxes with respect to the Assets have been timely and properly paid.  All such Tax Returns are correct and complete in all material respects;

(ii)                                  none of the Assets are subject to any Tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(iii)                               no Action is now in progress or pending with respect to any Asset Taxes, and Seller has not received written notice of any pending or threatened claim against it from any applicable Governmental Authority for assessment of Asset Taxes;

(iv)                              Seller has not granted an extension or waiver of the statute of limitations applicable to the payment of any Asset Tax or the filing of any Tax Return related to Asset Taxes, which period has not yet expired; and

(v)                                 there are no liens on any of the Assets attributable to unpaid Taxes other than Permitted Encumbrances.

(j)                                    Wells.  Except as set forth on Schedule 4.1(j), there is no Well:

(i)                                     included in the Assets that is operated by Seller and, to the Knowledge of Seller, there is no Well included in the Assets that is operated by a

Third Party, with respect to which Seller or such Third Party operator is in violation of Law for failing to timely plug and abandon;

(ii)                                  included in the Assets (A) with respect to which Seller has received any written notices or demands from Governmental Authorities or other Third Parties asserting that Seller has a current obligation to plug and abandon, or (B) that, to the Knowledge of Seller, is currently required to be plugged and abandoned in accordance with applicable Law or any Subject Interest and has not been or is not in the process of being plugged and abandoned in compliance with applicable Law and the terms of such Subject Interests; and

(iii)                               neither Seller nor any Affiliate of Seller is under any current obligation to drill a well pursuant to any offset drilling obligation with respect to the Assets or any current obligation to pay compensatory royalties resulting from any offset drilling obligation.

(k)                                 Current Commitments.  Schedule 4.1(k) sets forth, as of the Execution Date, all authorities for expenditures (“AFEs”) that (i) relate to the Assets, (ii) are in excess of $150,000, net to Seller’s interest in the applicable Asset, and (iii) for which all of the activities anticipated in such AFEs have not been completed on or before the Effective Time.

(l)                                     Environmental.  Except as set forth on Schedule 4.1(l):

(i)                                     to the Knowledge of Seller, as of the Execution Date, Seller’s operation of the Assets is in compliance in all material respects with the requirements of Environmental Laws;

(ii)                                  as of the Execution Date, Seller is not the subject of any pending Order that remains unsatisfied under any Environmental Law in respect of the Assets and has not received any written notice from any Governmental Authority alleging a material violation of or material liability under Environmental Laws;

(iii)                               to the Knowledge of Seller, as of the Execution Date, with respect to the Assets, Seller has not disposed of (or arranged for the disposal of), discharged, treated, stored, transported, manufactured, handled, released, or exposed any Persons to, any Hazardous Substances at any location in a manner that has resulted in any material liability of Seller to any Person under any Environmental Law; and

(iv)                              Seller has made available to Buyer all material reports, studies and written notices from Governmental Authorities, to the extent such documents specifically address environmental matters relating to Seller’s operation of the Assets, in each case in Seller’s reasonable possession or control.

(m)                             Consents.  Except (i) for compliance with the HSR Act, (ii) as set forth in Schedule 4.1(m) (the “Seller Approvals”), (iii) for Customary Post-Closing Consents and (iv) for Preference Rights, there are no requirements for consents from Third Parties to any assignment that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller.

(n)                                 Preference Rights.  Except as set forth on Schedule 4.1(n), there are no Preference Rights that are applicable to the transfer of the Assets by Seller to Buyer.

(o)                                 Royalties.  To Seller’s Knowledge, except for the Suspense Funds and except as set forth on Schedule 4.1(o), Seller has paid, or caused to be paid, all Royalties due by Seller with respect to the Assets, or if not paid, is contesting such Royalties in good faith in the ordinary course of business.

(p)                                 Imbalances.  To Seller’s Knowledge, except as set forth on Schedule 4.1(p), there are no gas Imbalances or material pipeline Imbalances associated with the Assets.

(q)                                 Suspense Funds. Schedule 4.1(q) lists all Suspense Funds as of November 29, 2017, that are attributable to the Assets.

(r)                                    Advance Payments.  Except for Imbalances, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than Royalties), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.

(s)                                   Permits.  As of the Execution Date, except as disclosed in Schedule 4.1(s), Seller has all Permits necessary to operate the Assets operated by Seller and each is in full force and effect and has been duly and validly issued, except where the absence of which, individually or in the aggregate, would not be material.  Seller has not received any written notice from any Governmental Authority or any co-working interest owner with respect to any Subject Interest of material violations of any of such Permits.

(t)                                    Payouts.  To Seller’s Knowledge, Schedule 4.1(t) contains a complete and accurate list of the status of any “payout” balance, as of the respective dates set forth on Schedule 4.1(t), for the Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a lease by its terms).

(u)                                 Bonds.  Schedule 4.1(u) lists all bonds, letters of credit, guarantees and other similar credit support instruments maintained by Seller or any of its Affiliates with respect to the Assets.

(v)                                 Lease Operating Statements.  The information set forth on Schedule 4.1(v) is true and correct in all material respects.

(w)                               Brokerage Fees and Commissions.  Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

(x)                                 Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against Seller.

4.2                               Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as of the Execution Date as follows:

(a)                                 Organization and Qualification.  Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited partnership power to carry on its business as it is now being conducted.  Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the Assets to be acquired by it makes such qualification necessary.

(b)                                 Authority.  Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Buyer have been duly and validly authorized by all requisite limited partnership action on the part of Buyer.

(c)                                  Enforceability.  This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and the power of a court to deny enforcement of remedies generally based upon public policy.

(d)                                 No Conflict or Violation.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer (assuming (i) compliance with the HSR Act and (ii) that all required consents and approvals in connection with the transactions contemplated hereby have been given or obtained) do not and shall not:

(i)                                     conflict with or result in any breach of any provision of the limited partnership agreement or other governing documents of Buyer;

(ii)                                  violate, conflict with or constitute a default under the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer is a party or is bound; or

(iii)                               violate or be rendered void or ineffective under any Law applicable to Buyer or by which Buyer is bound.

Other than, in the case of the matters described in clauses (ii) and (iii) of this Section 4.2(d), where such conflicts, breaches, violations or other events would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(e)                                  Consents.  Except (i) for compliance with the HSR Act, and (ii) for Customary Post-Closing Consents, subject to the satisfaction of the Parties’ obligations under

Section 7.1 and Section 7.3, there are no consents that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

(f)                                   Actions.  Except as set forth on Schedule 4.2(f), there are no Actions pending against Buyer or, to the Knowledge of Buyer, threatened in writing against Buyer which would have a material adverse effect upon Buyer’s ability to consummate the transactions contemplated by this Agreement.

(g)                                  Brokerage Fees and Commissions.  Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

(h)                                 Funds.  As of the Closing Date, Buyer will have sufficient cash in immediately available funds with which to pay the Base Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations hereunder as such amounts become due and payable.

(i)                                     Regulatory.  As of the Closing Date, Buyer (or its designated operating Affiliate) shall be qualified to own and assume operatorship of oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer (or its designated operating Affiliate) to be disqualified as such an owner or operator.  To the extent required by any Laws, Buyer (or its designated operating Affiliate) shall, as of the Closing Date, (i) hold all lease bonds and any other surety or bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Assets and (ii) have filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

(j)                                    Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has (i) relied on the express terms of this Agreement (including all representations and warranties of Seller set forth herein), the certificate to be delivered to Buyer at Closing in accordance with Section 9.1(c) and the Conveyance and (ii) relied on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any Representative of Seller.  Buyer acknowledges and affirms that on or prior to Closing, Buyer will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transactions contemplated hereunder; provided, however, no such investigation, verification, analysis or evaluation (or absence thereof) shall reduce, modify, release or waive any of Seller’s obligations or liabilities hereunder.

(k)                                 Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

(l)                                     Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Buyer, threatened against Buyer.

(m)                             Hart-Scott-Rodino.  Buyer has valued the Assets in accordance with the requirements of the HSR Act and has determined that the transactions contemplated by this Agreement are exempt from the HSR Act filing requirements pursuant to 16 C.F.R. Sections 802.2(c) and 802.3.

ARTICLE V
INVESTIGATION OF ASSETS; CONFIDENTIALITY

5.1                               Investigation of Assets.

(a)                                 Promptly following the execution of this Agreement and until the Closing (or earlier termination of this Agreement in accordance with the terms hereof), Seller (i) shall permit Buyer and its Representatives at reasonable times to examine, in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, and similar documents relating to the Assets insofar as the same are in Seller’s possession and insofar as Seller may do so without (a) violating legal constraints or any legal obligation or (b) waiving any attorney/client privilege and (ii) subject to any required consent of any Third Party (provided that Seller shall use commercially reasonable efforts, without the obligation to make any payments or to retain or assume any liabilities or obligations, to obtain any such Third Party consent), shall permit Buyer and its Representatives at reasonable times and at Buyer’s sole risk, cost and expense, to conduct, in the presence of Seller’s Representatives, reasonable inspections (including a Phase I or visual environmental site assessment and a compliance review) of the Assets; provided, however, that Buyer shall not conduct any Phase II environmental testing or other invasive surface or subsurface testing without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless the Seller Indemnified Persons from and against any and all Covered Liabilities to the extent arising from Buyer’s inspection of the Assets, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF ANY SELLER INDEMNIFIED PERSON AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION, EXCLUDING, HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON.

(b)                                 If following the conduct of the Phase I or other visual environmental assessment, Buyer reasonably believes that it is necessary to conduct any sampling, boring, drilling or other invasive investigation activities on or with respect to any of the Assets to determine the existence or magnitude of an Environmental Defect, Buyer shall advise Seller in writing of the basis for such belief and furnish to Seller for its review a proposed scope of such sampling, boring, drilling or other invasive investigation activities that are reasonably necessary to make such determination, including a reasonable description of such activity and a description of the approximate locations of any sampling to be conducted.  Following the receipt and review of such proposal by Seller, Seller shall elect, in its sole discretion, to permit or refuse to permit the conduct of any such activities by Buyer; provided, however, that if Seller refuses to permit the conduct of such activities (or Seller does not have the authority to grant access for such due diligence), then the Assets with respect to which Buyer requested permission to conduct such activities may, at Buyer’s sole option, be excluded from the Assets to be conveyed to Buyer at Closing (which shall be deemed to be Excluded Assets) and the Base Purchase Price shall be adjusted downward by the value allocated to each Asset as set forth on Part II of the Property Schedule.

5.2                               Confidential Information.  Buyer agrees to maintain all information made available to it pursuant to Section 5.1 confidential and to cause its Representatives to maintain all information made available to them pursuant to Section 5.1 confidential, all as provided in that certain Confidentiality Agreement dated November 3, 2017 (the “Confidentiality Agreement”), by and between Seller and Venado Oil & Gas, LLC, the terms of which are incorporated herein by reference and made a part of this Agreement.

ARTICLE VI
TITLE AND ENVIRONMENTAL ADJUSTMENTS

6.1                               No Warranty or Representation.  Without limiting Buyer’s right to adjust the Base Purchase Price by operation of Section 6.2(d) and Section 6.5(a) and except for the special warranty of title which is contained in the Conveyance, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that, except as provided above (including with respect to the special warranty of title contained in the Conveyance), Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be pursuant to the procedures set forth in this Article VI, which remedies (other than those provided for in Sections 6.5(b) and 6.6) shall cease, and be deemed to be finally and conclusively satisfied, in all respects, upon the Closing.  Without limiting Buyer’s rights under Section 6.7(c) and except as set forth in Sections 4.1(j)(i) and (ii) and 4.1(l), (i) Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the environmental condition of the Assets and (ii) Buyer hereby acknowledges and agrees that, except as provided above (including for any claim for indemnity pursuant to Section 13.2 for breaches of Seller’s representations and warranties in Sections 4.1(j)(i) and (ii) and 4.1(l)), Buyer’s sole remedy for any Environmental Defect shall be pursuant to the procedures set forth in this Article VI, which remedies (other than those provided for in Section 6.9) shall cease, and be deemed to be finally and conclusively satisfied, in all respects, upon the Closing.  Furthermore, except as set forth in Section 4.1, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement (including any description of the Assets, pricing assumptions, potential for production of Hydrocarbons from the Subject Interests or any other matters contained in or related to the Reserve Report or any other material furnished to Buyer by Seller or by any of Seller’s Representatives).

6.2                               Buyer’s Title Review.

(a)                                 Buyer’s Assertion of Title Defects.  During the period commencing on the Execution Date and terminating on February 2, 2018 (the “Examination Period”), Buyer may notify Seller in writing of any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect with respect to any portion of a Property Subdivision pursuant to this Article VI.  Except for the special warranty of title which is contained in the Conveyance with respect to Title Defects of which Buyer does not have Knowledge on or prior to the expiration of the Examination Period, but otherwise for all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by written notice given to Seller on or before the expiration of the Examination Period.  To be effective, Buyer’s written notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) supporting documents reasonably necessary for Seller to identify such asserted Title Defect.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use its commercially reasonable efforts to give Seller written notice of any Title Defect which Buyer determined to be existing during the immediately preceding calendar week by the close of business of each Monday during the Examination Period, which notice may be preliminary in nature and supplemented prior to the end of the Examination Period; provided that, in no event shall the failure of Buyer to provide any such preliminary notice of any Title Defects create any liability of Buyer under this Agreement or be deemed or construed to waive or otherwise prejudice Buyer’s right to assert a Title Defect on or before the expiration of the Examination Period.

(b)                                 Purchase Price Allocations.  The Base Purchase Price has been allocated by Buyer among the various Subject Interests in Property Subdivisions in the manner and in accordance with the respective values set forth in Part II of the Property Schedule.  If any adjustment is made to the Base Purchase Price pursuant to this Section 6.2, a corresponding adjustment shall be made to the portion of the Base Purchase Price allocated to the affected Property Subdivision in Part II of the Property Schedule.

(c)                                  Seller’s Opportunity to Cure.  Seller shall have the right until the Closing Date, at its sole cost and expense, if it so elects (but without obligation), to cure all or a portion of such asserted Title Defects.  Any asserted Title Defects which are waived by Buyer in writing or cured within such time shall be deemed “Permitted Encumbrances” hereunder and under the Conveyance.  If Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above and Buyer has not and does not waive same in writing on or before the day immediately preceding the Closing Date, the Property Subdivision affected by such uncured and unwaived Title Defect shall be a “Title Defect Property” and shall be subject to Section 6.6.

(d)                                 Buyer’s Title Adjustments.  Subject to Sections 6.5 and 6.6 and without limitation of the special warranty of title in the Conveyance with respect to Title Defects of which Buyer does not have Knowledge on or prior to the expiration of the Examination Period, as Buyer’s sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Base Purchase Price by the amount, if any, by which the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties conveyed to Buyer at the Closing (to the extent in excess of the aggregate amount of Seller Title Credits with respect to all Property Subdivisions), together with the aggregate amount of Remediation Amounts attributable to all Environmental Defect Properties conveyed to Buyer at the Closing, exceeds an amount equal to two and one-half percent (2.5%) of the Base Purchase Price (the “Defect Deductible”).  As used herein, the term “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows:

(i)                                     If the Title Defect results from Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Part II of the Property Schedule (and Seller’s Working Interest as set forth in the Property Schedule for such Title Defect Property is decreased in the same proportion), then the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Base Purchase Price allocated to such Title Defect Property in Part II of the Property Schedule by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Part II of the Property Schedule; provided, however, that if the reduction in Net Revenue Interest resulting from a Title Defect is greater than twenty percent (20%) of the Net Revenue Interest as set forth in the Property Schedule for such Title Defect Property, then the Title Defect Amount for such Title Defect shall not be calculated under this Section 6.2(d)(i), but instead shall be calculated in accordance with the adjustment calculation provided in Section 6.2(d)(iii).

(ii)                                  If the Title Defect results from the existence of a lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be an amount sufficient to fully discharge such lien from the Title Defect Property.

(iii)                               If the Title Defect results from any matter not described in paragraphs (i) or (ii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Base Purchase Price allocated in Part II of the Property Schedule to such Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, and such other reasonable factors as are necessary to make a proper evaluation).

(iv)                              If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

(v)                                 The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another

Title Defect Amount hereunder.  For example, but without limitation, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall only be included in the Title Defect Amount for one Title Defect Property and only once in such Title Defect Amount.

(vi)                              The Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed the portion of the Base Purchase Price allocated to such Title Defect Property in Part II of the Property Schedule.  For example, but without limitation, if Seller does not own fifty percent (50%) of the Net Revenue Interest specified in the Property Schedule for a Title Defect Property and such unowned fifty percent (50%) interest is also burdened by a lien, then (assuming the remaining fifty percent (50%) is not also subject to such lien), the Title Defect Amount for such Title Defect Property shall not exceed the portion of the Base Purchase Price allocable to such fifty percent (50%) interest notwithstanding that it may be affected by multiple Title Defects.

(vii)                           Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect Property is $25,000 or less, then the Title Defect Amount with respect to such Title Defect Property shall be deemed to be zero.

The Defect Deductible shall be restored to the extent that any portion thereof is applied as a credit against a Title Defect Amount attributable to a Title Defect which is subsequently cured by Seller or determined not to constitute a Title Defect.

6.3                               Determination of Title Defects.  A portion of a Property Subdivision shall be deemed to have a “Title Defect” if Seller does not have Defensible Title thereto.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall be deemed to be Permitted Encumbrances and shall not be asserted as, and shall not constitute Title Defects:  (a) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless Buyer provides evidence that such failure or omission results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (b) defects arising out of lack of survey, unless such survey is required by applicable Law, (c) defects arising out of lack of corporate authorization, unless Buyer provides evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (d) defects that have been cured by possession under the applicable statutes of limitations or prescription, (e) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for six (6) years or more, (f) defects based solely on the existence of prior oil and gas leases relating to the Subject Interests that are expired and no longer in force and legal effect but not surrendered of record, (g) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor (unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Subject Interests affected thereby), (h) defects based solely on lack of information in Seller’s files, (i) defects in the chain of title prior to January 1, 1960, unless Buyer provides evidence that the defect results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, and (j) defects based solely on a title requirement set forth in one or more title opinions or reports contained in the Records (or any reference thereto in any other title opinion or report) without the provision of evidence independently obtained by Buyer that the title curative therefor is not contained in the Records and is not deducible of record or in the appropriate filing records maintained by a Governmental Authority (access to which is available to the public).

6.4                               Seller Title Credit.  Seller shall have the right, but not the obligation, to deliver to Buyer on or before the expiration of the Examination Period a notice with respect to each Seller Title Credit (a “Seller Title Credit Notice”).  To be effective, each Seller Title Credit Notice shall include (x) a description of the circumstances giving rise to the Seller Title Credit, (y) supporting documents reasonably necessary for Buyer to identify the existence of such Seller Title Credit and (z) Seller’s good faith estimate of the amount of such Seller Title Credit.  Seller shall be deemed to have waived any Seller Title Credits for which Seller fails to provide a Seller Title Credit Notice therefor on or before the expiration of the Examination Period.  As used herein, a “Seller Title Credit” shall mean, with respect to a Property Subdivision, the amount by which the value of such Property Subdivision is enhanced by virtue of any right, circumstance or condition existing as of the Effective Time or immediately prior to Closing that (without duplication) results in (a) Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II of the Property Schedule without a corresponding increase in the Working Interest with respect to such Property Subdivision specified therefor in Part II of the Property Schedule, or (b) Seller having a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in Part II of the Property Schedule without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in Part II of the Property Schedule.  With respect to each Property Subdivision affected by a Seller Title Credit, as Seller’s sole and exclusive remedy for any such Seller Title Credits, subject to clause (iii) below of this Section 6.4, the amount of such Seller Title Credits shall be applied as to offset the aggregate Title Defect Amounts attributable to Title Defects.  For the avoidance of doubt, Seller Title Credits shall in no event increase the Base Purchase Price and shall, instead, solely offset Title Defect Amounts.  The amount of Seller Title Credits shall be determined as follows:

(i)                                     If the Seller Title Credit results from Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II of the Property Schedule (without a corresponding increase in the Working Interest with respect to such Property Subdivision specified therefor in Part II of the Property Schedule), the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Base Purchase Price allocated to such Property Subdivision in Part II of the Property Schedule by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in Part II of the Property Schedule.

(ii)                                  If the Seller Title Credit results from Seller having a lesser Working Interest in a Property Subdivision than the Working Interest specified therefor in Part II of the Property Schedule (without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in Part II of the Property Schedule), the Seller Title Credit shall be an amount equal to the difference between the value of the Property Subdivision affected by such Seller Title Credit with such Seller Title Credit and the value of such Property Subdivision without such Seller Title Credit (taking into account the portion of the Base Purchase Price allocated to such Property Subdivision in Part II of the Property Schedule, the portion of the Property Subdivision affected by the Seller Title Credit, the legal effect of the Seller Title Credit, the potential economic effect of the Seller Title Credit over the life of the Property Subdivision, and such other reasonable factors as are necessary to make a proper evaluation).

(iii)                               In determining the amount of Seller Title Credits, the principles and methodology set forth in paragraphs (iv), (v), and (vii) of Section 6.2(d) shall be applied, mutatis mutandis.

6.5                               Exclusion of Title Defect Properties; Indemnification.  On or before the Closing Date, Seller may with respect to any Title Defect Property, (a) if and only if the Title Defect Amount(s) with respect to any Title Defect Property equals the portion of the Base Purchase Price allocated to such Title Defect Property on Part II of the Property Schedule, elect to retain and exclude such Title Defect Property from the Assets to be conveyed by Seller to Buyer pursuant to the terms hereof so long as the Base Purchase Price is reduced by the portion of the Base Purchase Price allocated to such Title Defect Property in Part II of the Property Schedule (in which case such Title Defect Property shall be deemed to be an Excluded Asset), or (b) if and only if Buyer agrees to this remedy (which agreement may be withheld in Buyer’s sole discretion), indemnify Buyer from and against all liabilities, losses, costs and expenses resulting from each Title Defect affecting such Title Defect Property which do not exceed, in the aggregate, the portion of the Base Purchase Price allocated to such Title Defect Property in Part II of the Property Schedule.  In the event Seller is entitled to and exercises its right under Section 6.5(a) with respect to a Title Defect Property, said Title Defect Property, together with a pro rata share of all incidental rights, Hydrocarbons and other assets attributable or appurtenant thereto, shall be retained by Seller and excluded from the Assets which are conveyed by Seller to Buyer pursuant to the Conveyance (in which case such Title Defect Property and other assets shall be deemed to be Excluded Assets).  In the event Seller is entitled to and exercises its right under Section 6.5(b) with respect to a Title Defect Property, the Base Purchase Price shall not be reduced on account of any Title Defect affecting such Title Defect Property.

6.6                               Deferred Title Claims and Disputes.

(a)                                 Seller and Buyer shall attempt to agree on all Title Defects, Title Defect Amounts, Seller Title Credits and whether Seller has cured (and the extent to which Seller has cured) any Title Defects prior to Closing.  In the event that Buyer and Seller have not agreed as of the Closing upon the existence of a Title Defect, whether Seller has cured a Title Defect (or the extent to which Seller has cured a Title Defect), the Title Defect Amount for a Title Defect

Property, the existence of a Seller Title Credit or the amount attributable thereto claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article VI, any such claim (a “Deferred Title Adjustment Claim”) shall be settled pursuant to this Section 6.6 and, except as provided in Sections 9.1(e) and 9.2(e), shall not prevent or delay Closing.  With respect to each potential Deferred Title Adjustment Claim, Buyer and Seller shall deliver to the other (prior to Closing) a written notice describing such potential Deferred Title Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party’s position with respect to such Deferred Title Adjustment Claim.

(b)                                 With respect to Deferred Title Adjustment Claims that have not been resolved as of the Closing, (i) each Title Defect Property to which a Deferred Title Adjustment Claim pertains (a “Subject Property”) shall nevertheless be included in the Assets to be assigned and transferred to Buyer at Closing, (ii) the Closing Payment shall be reduced by an amount equal to (A) the sum of the Title Defect Amounts attributable to all Subject Properties (or, if any such Title Defect Amount is in dispute, Buyer’s good faith determination of such Title Defect Amount) minus (B) the Available Defect Deductible (the “Subject Property Defects Amount”), (iii) the Subject Property Defects Amount shall be paid at Closing into an escrow account (the “Defects Escrow”) established with the Escrow Agent pursuant to the terms of the Defects Escrow Agreement, and (iv) any such dispute shall be resolved in accordance with this Section 6.6.  The amount deposited into the Defects Escrow with respect to a Deferred Title Adjustment Claim will remain therein until such dispute is resolved pursuant to this Section 6.6, at which time the Parties shall jointly instruct the Escrow Agent to release the amount owed to Buyer or Seller from the Defects Escrow to the applicable Party (together with any interest earned thereon), taking into account the Available Defect Deductible.  To the extent any adjustments with respect to disputed Seller Title Credits are not agreed upon by the Parties as of the Closing, the adjustments to the Closing Payment with respect to Title Defects shall be offset by an amount equal to the Seller Title Credits applicable to the affected Property Subdivision as determined in good faith by Seller.

(c)                                  On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date (the “Deferred Matters Date”), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Title Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Title Adjustment Claims.  Any Deferred Title Adjustment Claims which are not so resolved on or before the Deferred Matters Date may be submitted by either Party to final and binding arbitration in accordance with the Arbitration Procedures.  Notwithstanding anything herein to the contrary, Seller may elect to resolve any disputes relating to any Deferred Title Adjustment Claim by delivering to Buyer an executed counterpart of a joint instruction directing the Escrow Agent to pay to Buyer from the Defects Escrow an amount equal to the Title Defect Amount(s) attributable to such Subject Property(ies), taking into account the Available Defect Deductible.  Notwithstanding anything herein provided to the contrary, including Section 6.2(c), Seller shall be entitled to cure any Title Defect that constitutes a Deferred Title Adjustment Claim at any time prior to the point in time when a final and binding written decision of the Title Arbitrator is made with respect thereto in accordance with the Arbitration Procedures or when an agreement is reached by the Parties with respect thereto.

(d)                                 To the extent that the Parties reach agreement or the Title Arbitrator makes a determination with respect to one or more Seller Title Credits that constitute Deferred Title Adjustment Claims, the amount attributable to such Seller Title Credits (to the extent such Seller Title Credits have not already been applied as a credit against Title Defect Amounts in accordance with Section 6.6(b)) shall be used to offset the Title Defect Amounts with respect to any Title Defects constituting Deferred Title Adjustment Claims that have been resolved pursuant to this Section 6.6.  Notwithstanding anything herein provided to the contrary, to the extent that the Parties reach agreement or the Title Arbitrator makes a determination with respect to one or more Seller Title Credits that constitute Deferred Title Adjustment Claims and the amount or amounts attributable thereto exceed the Title Defect Amounts with respect to any Title Defects constituting Deferred Title Adjustment Claims that have been resolved pursuant to this Section 6.6 such that the resolved Seller Title Credit amounts exceed the resolved Title Defect Amounts, Buyer shall promptly pay to Seller an amount equal to such difference to the extent, but only to the extent, such amount is less than or equal to any adjustment to the Base Purchase Price that was made pursuant to Section 3.1(b).

(e)                                  Notwithstanding anything to the contrary herein, to the extent that following the Closing the Parties reach agreement or the Title Arbitrator makes a determination that a Title Defect with respect to a Subject Property equals one hundred percent (100%) of the portion of the Base Purchase Price allocated to such Subject Property on Part II of the Property Schedule, Seller may elect by written notice delivered to Buyer to require Buyer to reassign such Subject Property to Seller and, if Seller so elects, then, within three (3) Business Days of such election, (i) subject to the Available Defect Deductible, Seller and Buyer shall jointly instruct the Escrow Agent to pay to Buyer from the Defects Escrow an amount equal to the Title Defect Amount attributable to such Subject Property (together with any interest earned thereon), (ii) Buyer shall execute and deliver to Seller an assignment of such Subject Property, together with a pro rata share of all incidental rights, Hydrocarbons and other assets attributable or appurtenant thereto, on substantially the same form as the Conveyance and (iii) all Net Cash Flow attributable to such Subject Property that has been received by Buyer or for which Buyer has received credit (in each case, to the extent that Seller has not been reimbursed by Buyer with respect to such Net Cash Flow) shall be taken into account as an upward adjustment to the Base Purchase Price in the Final Adjustment Statement.

6.7                               Buyer’s Environmental Review.

(a)                                 Buyer’s Assertion of Environmental Defects.  During the Examination Period, Buyer may notify Seller in writing of any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as an Environmental Defect with respect to any portion of an Asset pursuant to this Article VI.  For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Defect which Buyer fails to assert as an Environmental Defect by written notice given to Seller on or before the expiration of the Examination Period.  To be effective, Buyer’s written notice of an Environmental Defect must include (i) a description of the matter constituting the asserted Environmental Defect, (ii) the Remediation Amount claimed by Buyer in good faith as attributable thereto, and (iii) supporting documents reasonably relied upon by Buyer (as well as any consultant hired by Buyer) to identify such asserted Environmental Defect and shall provide reasonable detail of the calculation of the claimed Remediation Amount.  To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use its commercially reasonable efforts to give Seller written notice of any Environmental Defect which Buyer determined to be existing during the immediately preceding calendar week by the close of business of each Monday during the Examination Period, which notice may be preliminary in nature and supplemented prior to the end of the Examination Period; provided that, in no event shall the failure of Buyer to provide any such preliminary notice of any Environmental Defects create any liability of Buyer under this Agreement or be deemed or construed to waive or otherwise prejudice Buyer’s right to assert an Environmental Defect on or before the expiration of the Examination Period.

(b)                                 Seller’s Opportunity to Cure.  Seller shall have the right until the Closing Date, at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Environmental Defects.  If Seller within such time fails to cure any Environmental Defect of which Buyer has given timely written notice as required above and Buyer has not and does not waive same on or before the Closing Date, the Asset that is the subject of such uncured and unwaived Environmental Defect shall be an “Environmental Defect Property.”

(c)                                  Buyer’s Environmental Adjustments.  Subject to Sections 6.1, 6.8 and 6.9 (and without limiting Buyer’s rights pursuant to Section 13.2 for breaches of Seller’s representations and warranties in Sections 4.1(j)(i) and (ii) and 4.1(l)), as Buyer’s sole and exclusive remedy with respect to Environmental Defects asserted by Buyer pursuant to this Agreement, Buyer shall be entitled to reduce the Base Purchase Price by the amount, if any, by which the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties conveyed to Buyer at the Closing (to the extent in excess of the aggregate amount of Seller Title Credits with respect to all Property Subdivisions), together with the aggregate amount of Remediation Amounts attributable to all Environmental Defect Properties conveyed to Buyer at the Closing, exceeds an amount equal to the Defect Deductible; provided, however, that if the Remediation Amount with respect to any Environmental Defect so asserted by Buyer is $100,000 or less, then the Remediation Amount with respect thereto shall be deemed to be zero. Notwithstanding the foregoing, with respect to Environmental Defects asserted by Buyer pursuant to this Agreement with respect to any Asset, in the event that (i) the Remediation Amount equals or exceeds the entire portion of the Base Purchase Price allocated to the Asset on Part II of the Property Schedule or (ii) solely with respect to any Asset that does not have an allocated value on Part II of the Property Schedule, in the event that the Remediation Amount for such Asset equals or exceeds $2,000,000, Buyer may cause Seller to retain the entirety of the Asset that is subject to such Environmental Defect, together with a pro rata share of all incidental rights, oil, gas and other Hydrocarbons, and other assets specifically attributable or appurtenant thereto (which shall be deemed an Excluded Asset), in which event (solely with respect to an Asset that has an allocated value on Part II of the Property Schedule) the Base Purchase Price shall be reduced by an amount equal to the allocated value of such Asset on Part II of the Property Schedule (and, with respect to any Asset that does not have an allocated value on Part II of the Property Schedule, the Base Purchase Price shall not be reduced on account of the retention of such Asset).  As used herein, the term (i) “Environmental Defect” shall mean a condition, event or circumstance that causes an Asset or the operations conducted with respect to an Asset not to be in compliance with, or to be subject to any current liability under, including any current remedial or corrective action obligation incurred pursuant to, any Environmental Laws, and (ii) “Remediation Amount” shall mean the present value of the estimated cost of eliminating, removing, curing, or otherwise addressing an Environmental Defect (net to Seller’s interest) in the most cost effective manner reasonably available that allows for the continuing safe and prudent operation of the Environmental Defect Property in a manner consistent with and permitted by Environmental Laws.

6.8                               Exclusion of Environmental Defect Properties(a)                          .  On or before the Closing Date or upon the resolution of the applicable Deferred Environmental Adjustment Claim pursuant to Section 6.9, Seller may with respect to any Environmental Defect Property elect to retain and exclude such Environmental Defect Property from the Assets to be conveyed by Seller to Buyer pursuant to the terms hereof (which Environmental Defect Property shall be deemed an Excluded Asset) so long as (i) the Remediation Amount asserted by Buyer for such Environmental Defect Property equals or exceeds the entire value allocated to the Environmental Defect Property on Part II of the Property Schedule or (ii) solely with respect to any Environmental Defect Property that does not have an allocated value on Part II of the Property Schedule, in the event that the Remediation Amount for such Environmental Defect Property equals or exceeds $2,000,000, in which event (solely with respect to an Environmental Defect Property that has an allocated value on Part II of the Property Schedule) the Base Purchase Price shall be reduced by the portion of the Base Purchase Price allocated to such Environmental Defect Property in Part II of the Property Schedule (and, with respect to any Environmental Defect Property that does not have an allocated value on Part II of the Property Schedule, the Base Purchase Price shall not be reduced on account of the retention of such Asset).  In the event Seller is entitled to and exercises its right under this Section 6.8 with respect to an Environmental Defect Property, said Environmental Defect Property, together with a pro rata share of all incidental rights, oil, gas and other Hydrocarbons and other assets specifically attributable or appurtenant thereto, shall be retained by Seller and excluded from the Assets which are conveyed by Seller to Buyer pursuant to the Conveyance (in which case such Environmental Defect Property and other assets shall be deemed to be Excluded Assets).

6.9                               Deferred Environmental Claims and Disputes.  In the event that Buyer and Seller have not agreed as of the Closing upon the existence of an Environmental Defect, the Remediation Amount for an Environmental Defect Property, or the adequacy of any curative efforts, in any case claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article VI, any such claim (a “Deferred Environmental Adjustment Claim”) shall be settled pursuant to this Section 6.9 and, except as provided in Sections 9.1(e) and 9.2(e), shall not prevent or delay Closing.  With respect to each potential Deferred Environmental Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing such potential Deferred Environmental Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party’s position with respect to such Deferred Environmental Adjustment Claim.  At Closing, unless otherwise agreed by the Parties, (i) the Environmental Defect Properties affected by the Deferred Environmental Adjustment Claims shall be excluded from the Assets conveyed by Seller to Buyer at Closing, and (ii) the Base Purchase Price payable to Seller shall be reduced at Closing by the portion of the Base Purchase Price allocated to such Environmental Defect Property in Part II of the Property Schedule.  On or prior to the Deferred Matters Date, Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Environmental Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Environmental Adjustment Claims.  Any Deferred Environmental Adjustment Claims which are not so resolved on or before the

Deferred Matters Date may thereafter be submitted by either Party to final and binding arbitration in accordance with the Arbitration Procedures. Notwithstanding anything herein provided to the contrary, including Section 6.7(b), Seller shall be entitled to cure any Environmental Defect which constitutes a Deferred Environmental Adjustment Claim at any time prior to the point in time when a final and binding written decision of the Environmental Arbitrator is made with respect thereto in accordance with the Arbitration Procedures or when an agreement is reached by the Parties with respect thereto. Upon the Environmental Arbitrator making the binding written decision or upon an agreement being reached by the Parties with respect to an asserted Environmental Defect which constitutes a Deferred Environmental Adjustment Claim, Seller or, to the extent applicable, Buyer shall promptly select the available remedies under Section 6.7(c) and Section 6.8 to apply to such Deferred Environmental Adjustment Claim, subject to the terms of Section 6.7(c) and Section 6.8, and if neither Buyer nor Seller elects for an Asset that is the subject of a Deferred Environmental Adjustment Claim to be excluded from the Assets in accordance with Section 6.7(c) or Section 6.8, Seller shall assign to Buyer such Environmental Defect Property pursuant to a conveyance in a form substantially similar to the Conveyance, and if the Remediation Amount determined by the Environmental Arbitrator or agreed by the Parties minus the Available Defect Deductible (the “Net Remediation Amount”) is (A) less than the portion of the Base Purchase Price allocated to the Environmental Defect Property in Part II of the Property Schedule, Buyer shall promptly pay to Seller an amount equal to the positive difference between (i) the portion of the Base Purchase Price allocated to such Environmental Defect Property in Part II of the Property Schedule and (ii) the Net Remediation Amount, or (B) greater than the portion of the Base Purchase Price allocated to the Environmental Defect Property in Part II of the Property Schedule, Seller shall promptly pay to Buyer an amount equal to the positive difference between (i) such Net Remediation Amount and (ii) such allocated value.

6.10                        NORM, Wastes and Other Substances.  Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms.  The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances.  NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt (a) NORM shall not constitute the basis of a breach of Seller’s representations and warranties set forth in Section 4.1(l), and (b) no environmental condition involving NORM shall constitute the basis of an Environmental Defect; in each case, except to the extent such environmental condition results in a current obligation of Seller to remediate such environmental condition.

6.11                        No Duplication.  Notwithstanding anything herein provided to the contrary, if a Title Defect or an Environmental Defect, as applicable, results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Section 4.1, then Buyer shall only be entitled to assert such matter as a Title Defect or an Environmental Defect, as applicable,  pursuant to this Article VI and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

ARTICLE VII
PREFERENCE RIGHTS AND SELLER APPROVALS

7.1                               Compliance.  Buyer’s purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Seller Approvals.  Within ten (10) Business Days following the Execution Date, Seller shall (x) send to each holder of a Seller Approval as set forth in Schedule 4.1(m) (and, with respect to any right to consent that is not set forth on Schedule 4.1(m) but is discovered by either Party after the Execution Date and before the Closing Date, within five (5) Business Days of the discovery thereof by Seller or, in the case of the discovery thereof by Buyer, within five (5) Business Days after Buyer delivers written notice to Seller of such discovery), a notice in substantially the form of Exhibit 7.1 seeking such holder’s consent to the transactions contemplated hereby and (y) send to each holder of a Preference Right as set forth in Schedule 4.1(n) (and, with respect to any preferential purchase right that is not set forth on Schedule 4.1(n) but is discovered by either Party after the Execution Date and before the Closing Date, promptly and in no event within five (5) Business Days of the discovery thereof by Seller or, in the case of the discovery thereof by Buyer, within five (5) Business Days after Buyer delivers written notice to Seller of such discovery) a notice in material compliance with the contractual provisions applicable to such Preference Right, requesting a waiver of such Preference Right.  Neither Seller nor Buyer shall be obligated to pay any consideration to (or incur any cost or expense for the benefit of, or, in the case of Seller, retain or assume any liabilities or obligations for the benefit of) the holder of any Preference Right or Seller Approval in order to obtain the waiver thereof or comply therewith.

7.2                               Effect of Preference Rights.  If a Third Party who has been offered a Preference Property pursuant to Section 7.1 elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right and this Section 7.2, and Seller receives written notice of such election prior to the Closing Date, such Preference Property will be excluded from the Assets and the Base Purchase Price shall be reduced by the portion of the Base Purchase Price allocated to such Preference Property pursuant to the immediately following sentence.  The portion of the Base Purchase Price to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) shall be the portion of the Base Purchase Price allocated thereto in Part II of the Property Schedule. If a Third Party who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 7.1 does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date, such Preference Property shall be conveyed to Buyer at Closing subject to such Preference Right, unless such Preference Property has been otherwise excluded from the Assets in accordance with other provisions of this Agreement.  If a Third Party elects to purchase a Preference Property subject to a Preference Right and Closing has already occurred with respect to such Preference Property, Buyer shall be obligated to convey said Preference Property to such Third Party and shall be entitled to the consideration for the sale of such Preference Property.

7.3                               Seller Approvals.

(a)                                 If Seller fails to obtain a Required Seller Approval prior to the Closing Date, then, unless otherwise mutually agreed in writing by Seller and Buyer, (i) any Asset or portion thereof affected by such Required Seller Approval (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Buyer at Closing and the Base Purchase Price to be paid at Closing shall be reduced by the portion of the Base Purchase Price allocated thereto in Part II of the Property Schedule. Any Retained Asset so held back at Closing will be conveyed to Buyer within ten (10) days following the date on which Seller obtains, complies with or otherwise satisfies all Seller Approvals with respect to such Retained Asset for a purchase price equal to the amount by which the Base Purchase Price was reduced on account of the holding back of such Retained Asset; provided, however, if all Seller Approvals with respect to any Retained Asset so held back at the Closing are not obtained, complied with or otherwise satisfied within one hundred eighty (180) days following the Closing Date (during which period Seller shall continue to use commercially reasonable efforts (without the obligation to make any payments or to retain or assume any liabilities or obligations) to obtain the Required Seller Approval), then such Retained Asset shall be excluded from the Assets and this Agreement unless Seller and Buyer mutually agree to proceed with a closing on such Retained Asset (in which case Buyer shall be deemed to have waived any objection with respect to non-compliance with such Seller Approvals).

(b)                                 Notwithstanding anything contained herein to the contrary, if (i) any Seller Approval with respect to any of the Subject Interests described on Schedule 7.3(b) has been expressly denied in writing by the holder thereof prior to the Closing Date, and (ii) it is ultimately adjudicated by a final, non-appealable decision of a court of competent jurisdiction that such Seller Approval was reasonably and lawfully withheld by the holder of such Seller Approval and requiring the reassignment of the applicable Subject Interest(s) to Seller (each, a “Specified Seller Approval”), then, unless otherwise mutually agreed in writing by Seller and Buyer, (A) promptly following such final decision, Buyer shall re-convey to Seller the Subject Interest(s) subject to any such Specified Seller Approval; (B) concurrently with such re-conveyance, Seller and Buyer shall enter into a mutually agreed joint operating agreement (a “Subject JOA”) based on the A.A.P.L. Form 610 — 1989 Model Form covering the applicable Subject Interests to govern future operations on such Subject Interests, which Subject JOA shall provide that (1) neither Seller nor any of its Affiliates may propose or participate in any operations under such Subject JOA, (2) the parties thereto shall designate Buyer or Buyer’s designated Affiliate as “Operator” with respect to each operation proposed under such Subject JOA and (3) neither Seller nor any Affiliate of Seller may grant a lien upon any interest in the Subject Interests covered by such Subject JOA (other than the lien and security interest granted in favor of each party to the Subject JOA under Article VII.B thereof), provided that if a joint operating agreement with Third Parties relating to such Subject Interest is applicable, the Subject JOA shall control as between the Parties; and (C) Buyer will continue to be responsible for, and agrees to defend, indemnify and hold harmless the Seller Indemnified Persons from, any and all obligations and Covered Liabilities related to or arising out of the Subject Interests subject to any such Specified Seller Approvals, including those arising under the applicable Subject JOA, including the operation thereof (which obligations and Covered Liabilities shall constitute Assumed Liabilities).

(c)                                  Notwithstanding anything contained herein to the contrary, in cases where a Required Seller Approval has not been obtained as of the Closing with respect to an Applicable Contract and Buyer is assigned the real property included in the Assets to which the Applicable Contract relates but the Applicable Contract is not transferred to Buyer, then the following shall apply: (i) Seller shall continue for a period of one hundred eighty (180) days following the Closing Date to use commercially reasonable efforts (without the obligation to make any payments or to retain or assume any liabilities or obligations) to obtain the Required Seller Approval so that such Applicable Contract can be transferred to Buyer upon receipt of the Required Seller Approval; (ii) the Applicable Contract shall be held by Seller for the benefit of Buyer; (iii) Buyer shall pay all amounts due thereunder; and (iv) Buyer shall be responsible for all liabilities under such Applicable Contract and for the performance of any obligations under such Applicable Contract (and all Covered Liabilities arising out of or attributable thereto shall constitute Assumed Liabilities) to the extent that Buyer has been transferred the real property included in the Assets necessary to perform under such Applicable Contract until such Required Seller Approval is obtained.  With respect to any Applicable Contract for which the applicable Required Seller Approval for the assignment or transfer to the Buyer is obtained following the Closing, Seller shall transfer such Applicable Contract to Buyer by execution and delivery of an instrument of conveyance in a form substantially similar to the Conveyance.

7.4                               Express Conditions on Sale.  Buyer acknowledges that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Assets as herein provided.  Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement.  In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than those excluded by Seller pursuant to the terms hereof) in accordance with the terms of this Agreement, either by conveyance to Buyer or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby.

ARTICLE VIII
COVENANTS OF SELLER AND BUYER

8.1                               Conduct of Business Pending Closing. Subject to Section 8.2 and the constraints of applicable operating and other agreements, from the date hereof through the Closing (or the earlier termination of this Agreement), except as disclosed on Schedule 8.1, as contemplated by this Agreement, or as otherwise consented to or approved by Buyer in writing (which consent or approval shall not be unreasonably withheld, conditioned or delayed), Seller covenants and agrees that:

(a)                                 Sales.  Seller shall not sell, transfer, assign, or otherwise dispose of any Assets, except for (i) Hydrocarbons produced, saved and sold in the ordinary course of business, and (ii) personal property or equipment which is replaced with personal property or equipment of comparable or better value and utility in connection with the ordinary course maintenance and operation of the Assets.

(b)                                 Liens.  Seller shall not grant a lien or security interest on any Assets (other than a Permitted Encumbrance).

(c)                                  Operation of Assets.  Seller shall:

(i)                                     operate and manage, or cause to be operated and managed, the Assets in the ordinary course of business, in accordance with past practices, maintain insurance coverage in the amounts and types now in force with respect to the Assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

(ii)                                  except for those operations set forth on Schedule 8.1, notify Buyer of any operation proposed by a Third Party that is reasonably estimated to cost Seller in excess of $200,000;

(iii)                               not commit to participate in the drilling of any new well or other new operations on the Assets proposed by a Third Party the cost of which (net to Seller’s interest) is in excess of $200,000 in any single instance, or elect not to participate in any such operation, without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within ten (10) days of Buyer’s receipt of the notice from Seller (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Seller’s request for consent); provided that, failure by Buyer to respond within the aforesaid applicable period shall constitute Buyer’s consent to Seller’s participation (or non-participation, as applicable) in such well or other operation;

(iv)                              except for Subject Interests that terminate due to the expiration of their primary terms, maintain and keep the Assets in full force and effect, except where such failure is due to (A) the failure to pay a delay rental, royalty, shut in royalty or other payment by mistake or oversight (including Seller’s negligence) unless caused by Seller’s gross negligence or willful misconduct, or (B) the failure to participate in an operation described in Section 8.1(c)(iii) which Buyer does not timely approve;

(v)                                 give prompt notice to Buyer of any emergency requiring immediate action, or any emergency action taken, in the event of serious risk to life, property or the environment (including prevention of environmental contamination);

(vi)                              maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller;

(vii)                           except where necessary to prevent the termination of any portion of a Subject Interest, not propose the (A) drilling of any additional wells or completion of any wells on the Lands or Units, (B) deepening, sidetracking, plugging back or reworking of any existing Wells or (C) abandonment of any Wells;

(viii)                        use Reasonable Efforts to maintain its relationships with suppliers, customers and others having material business relations with Seller with respect to the Assets so that they will be preserved for Buyer on and after the Closing Date;

(ix)                              use commercially reasonable efforts (at Buyer’s cost and expense) to obtain an extension of the Wurzbach Lease on the terms and for the consideration specified therein; and

(x)                                 use commercially reasonable efforts to conduct the operations described in paragraph 4 of Schedule 8.1 (subject to the limitations described in Schedule 8.1).

(d)                                 Contracts and Agreements.  Seller shall not:

(i)                                     grant or create any Preference Right with respect to the Assets except in connection with the performance by Seller of an obligation or agreement existing on the date hereof or pursuant to this Agreement;

(ii)                                  enter into any Applicable Contract that, if entered into on or prior to the Execution Date, would have been required to be listed in Schedule 4.1(h) or terminate or materially amend any existing Material Contract;

(iii)                               voluntarily relinquish Seller’s position as operator with respect to the Assets; or

(iv)                              commit to do any of the foregoing.

8.2                               Qualifications on Seller’s Conduct.

(a)                                 Emergencies; Legal Requirements. Seller may take (or not take, as the case may be) any of the actions mentioned in Section 8.1 above if reasonably necessary under emergency circumstances to protect life, property or the environment (or if required or prohibited (as the case may be) pursuant to applicable Law), and provided that Seller notifies Buyer as soon thereafter as practicable.

(b)                                 Non-Operated Properties.  If Seller or its Affiliate is not the operator of a particular portion of the Assets, the obligations of Seller in Section 8.1 above with respect to such portion of the Assets, which have reference to operations or activities which pursuant to existing Contracts are carried out or performed by the operator, shall be construed to require only that Seller use commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause such Third Party operator of such portion of the Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(c)                                  Certain Operations.  Should Seller not wish to pay any lease rental or other payment (including payments to renew or extend any Subject Interest) or participate in any reworking, deepening, drilling, completion, equipping or other operation on or with respect to any well or other Property Subdivision which may otherwise be required by Section 8.1 above, Seller shall give Buyer written notice thereof at least fifteen (15) days prior to the date such rental or other payment is due or, in the case of an operation, promptly after Seller receives notice of such proposed operation from the operator of such property (or if Seller or its Affiliate is the operator, at the same time Seller or such Affiliate gives or is required to give notice of such proposed operation to the non-operators of such property); and Seller shall not be obligated to make any such payment or to elect to participate in any such operation which Seller does not wish to make or participate in unless Seller receives from Buyer, within a reasonable time prior to the date when such payment or election is required to be made by Seller, the written election and agreement of Buyer (i) to require Seller to take such action and (ii)  to pay all costs and expenses of Seller with respect to such lease rental or other payment or such operation.  Notwithstanding the foregoing, Seller shall not be obligated to pay any lease rental or other payment or to elect to participate in any operation if the operator of the property involved recommends that such action not be taken. If Buyer advances any funds pursuant to this Section 8.2(c) with respect to an Asset or portion of the Assets, such Asset or portion of the Assets is not conveyed to Buyer at Closing or Closing does not occur for any reason other than a termination of this Agreement by Buyer pursuant to Section 14.1(b), and such funds are not reimbursed to Buyer within thirty (30) days after the earlier of Closing or termination of this Agreement, then, with respect to such Asset or portion of the Assets, (i) Buyer shall own and be entitled to (and Seller shall promptly deliver to Buyer a conveyance of) any interest of Seller that would have lapsed but for such payment or (ii) in the case of operations, Buyer shall be entitled to receive the penalty, if any, that Seller, as nonconsenting party, would have suffered under the applicable operating or other agreement with respect to such operations as if Buyer were a consenting party thereunder; in each case, subject to and after deduction of any damages or other relief to which Seller may be entitled with respect to any breach by Buyer of this Agreement. If Buyer advances any funds pursuant to this Section 8.2(c) with respect to an Asset or portion of the Assets and Closing does not occur as a result of the termination of this Agreement by Buyer pursuant to Section 14.1(b), then Seller shall reimburse such funds to Buyer within thirty (30) days after such termination of this Agreement.

8.3                               Regulatory Filings.  From the date of this Agreement until the Closing (or earlier termination of this Agreement), subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause their respective Affiliates to, undertake Reasonable Efforts to make or cause to be promptly made (and, in the case of filings required to be made pursuant to the HSR Act, not later than ten (10) Business Days following the Execution Date) the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings.  For the avoidance of doubt, Buyer shall be responsible for the payment of any filing fees under the HSR Act in connection with the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall, to the extent permissible by Law, (a) reasonably cooperate with the other Party and furnish to the other Party all non-confidential information in such Party’s possession that is necessary in connection with such other Party’s filings, (b) use Reasonable Efforts to cause the early termination or the expiration of the applicable waiting periods under the HSR Act and any other

Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (c) promptly inform the other Party of any significant communication from or to, and any proposed material understanding or agreement with, any Governmental Authority in respect of such filings, (d) consult and reasonably cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Authority relating to such filings, (e) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (f) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (g) use Reasonable Efforts to contest and resist any Action instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.  If a Party intends to participate in any face-to-face meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and, to the extent permitted by the Governmental Authority and reasonably practicable, an opportunity to participate face-to-face in, such meeting.

8.4                               Public Announcements.  Without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned, or delayed, no Party will issue, or permit any agent or Affiliate to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby; provided that, a disclosing Party shall not include the name of the non-disclosing Party in any such press release or public statement without the prior written consent of such non-disclosing Party (which may be withheld in such non-disclosing Party’s sole discretion).  If either Party desires to make a public announcement, it shall first give the other Party 48 hours’ written notification of its desire to make such a public announcement.  The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement.  Notwithstanding anything to the contrary in this Section 8.4, (i) a Party may make any public announcement where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a recognized national securities exchange on which the shares of such Party or any of its Affiliates are listed, in which case the Party or Parties will use its or their, as the case may be, Reasonable Efforts to provide a copy to the other Party prior to any release or statement, and (ii) any Party or an Affiliate of a Party may disclose information regarding the Assets in investor presentations, industry conference presentations or similar disclosures to the extent such information has previously been publicly released other than as a result of an unauthorized release by such Party, any of its Affiliates, or any of their respective Representatives.

8.5                               Further Assurances.  Seller and Buyer each agrees that, from time to time, whether before, at or after the Closing Date, each of them will execute, acknowledge and deliver or cause their respective Affiliates to execute, acknowledge and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.  Any separate or additional assignment of the Assets or any portion thereof required pursuant to this Section 8.5 (a) shall evidence the conveyance and assignment of the Assets made or intended to be made in the Conveyance, (b) shall not modify or be deemed to modify any of the terms, covenants and conditions set forth in the Conveyance, and

(c) shall be deemed to contain all of the terms and provisions of the Conveyance, as fully as though the same were set forth at length in such separate or additional assignment.

8.6                               Seller Marks.  Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words “Cabot Oil & Gas Corporation” or “Cabot” or any trademarks containing or comprising any of the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”).  From and after the Closing, Buyer agrees to remove, strike over or otherwise obliterate all Seller Marks from the Assets within thirty (30) days after the Closing Date.  The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 8.6 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at Law or in equity.

8.7                               Records.  Within a reasonable period of time following the Closing, Seller shall make all Records available for delivery to Buyer in Houston, Texas; provided that Seller shall provide electronic copies of the Records within five (5) Business Days following the Closing to the extent available.  Buyer agrees to maintain the Records that are acquired pursuant to this Agreement until the seventh (7th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have Records available with respect to open years for Tax audit purposes), or, if any of such Records pertain to any claim or dispute pending on the seventh (7th) anniversary of the Closing Date, Buyer shall maintain any of such Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted.  Buyer shall provide Seller and its Representatives reasonable access to and the right to copy such Records (to the extent Seller has not retained the original or a copy of such Records) for the purposes of (a) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (b) complying  with any Law affecting Seller’s interest in the Assets prior to the Closing Date, (c) preparing any audit of the books and records of any Third Party relating to Seller’s interest in the Assets prior to the Closing Date, or responding to any audit prepared by such Third Parties, (d) preparing Tax Returns, (e) responding to or disputing any Tax audit or (f) asserting, defending or otherwise dealing with any claim made under Section 13.2 or with respect to the Retained Liabilities.

8.8                               Supplements to Disclosure Schedules.  From time to time until the Closing, Seller may supplement or amend the Disclosure Schedules with respect to any matter of which Seller has Knowledge and which matter is first existing or occurring following the Execution Date that (a) if existing or occurring at or prior to the Execution Date, would have been required to be set forth or described in the Disclosure Schedules, or (b) is necessary to correct any information in the Disclosure Schedules that has been rendered inaccurate thereby.  No modification, supplement or amendment to the Disclosure Schedules shall have any effect and shall not be considered for purposes of determining whether the conditions set forth in Section 9.1 have been fulfilled; provided that, if the Closing occurs, then any matters disclosed by Seller to Buyer pursuant to any such modification, supplement, or amendment after the date hereof but prior to the Closing shall be deemed waived by Buyer for purposes of any breach of any representation, warranty, covenant or agreement or other claim with respect thereto pursuant to the terms of this Agreement.  Except as provided in the preceding sentence, references in this Agreement to the

Disclosure Schedules shall be to the Disclosure Schedules as may be modified, supplemented, or amended from time to time in accordance with this Section 8.8.

8.9                               Recording.  Immediately following the Closing, Buyer, at its cost and expense (with reasonable cooperation from Seller, as necessary, but without any obligation of Seller to incur any cost or expense), shall record the Conveyance and all other instruments of assignment in the appropriate governmental offices of the jurisdictions in which the Assets are located and in any other locations and records in which recordation is required or advisable.  Promptly following such recording, Buyer shall advise Seller in writing of the pertinent recording data.

8.10                        Casualty and Condemnation.  If after the Execution Date and prior to the Closing any part of the Assets shall be destroyed or damaged by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (each, as “Casualty Loss”), then (a) this Agreement shall remain in full force and effect notwithstanding any such destruction, damage, taking or proceeding or the threat thereof and (b) with respect to any one or more Assets that suffer Casualty Loss in an amount that equals or exceeds $2,500,000, the Base Purchase Price will be reduced at Closing by the aggregate amount reasonably necessary to repair or restore the affected Asset(s) to its condition prior to such Casualty Loss (in which case any insurance claims, unpaid insurance or condemnation proceeds, awards or payments (and all rights thereto) in respect of such Casualty Losses shall remain Seller’s sole and exclusive property). Notwithstanding the foregoing, with respect to any Asset that suffers Casualty Loss in an amount less than $2,500,000, Seller shall at the Closing (i) assign, transfer, set over to Buyer or subrogate Buyer to all of Seller’s or its Affiliates’ right, title and interest (if any) in any insurance claims, unpaid insurance or condemnation proceeds, awards or payments owed to Seller by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof and (ii) pay to Buyer all insurance or condemnation proceeds, awards or payments theretofore paid to Seller or its Affiliates by reason of such destruction, damage or taking; provided that, prior to Closing, Seller shall use good faith and commercially reasonable efforts in pursuit of all such unpaid awards, condemnation proceeds and other rights and claims against Third Parties related to such Casualty Losses and, following the Closing, Seller shall cooperate (but without any obligation of Seller to incur any cost or expense) with Buyer in its efforts to pursue same.  Notwithstanding the foregoing, any insurance or condemnation proceeds, awards or payments (or any rights thereto) by reason of such destruction, damage or taking which are held by or owed to Seller for the account or benefit of any Third Party joint interest owners (but excluding, for the avoidance of doubt, any such proceeds, awards, or payments to the extent of Seller’s interest in the affected Assets immediately prior to Closing) shall not be paid or assigned by Seller to Buyer pursuant to this Section 8.10 and shall instead be transferred to the successor operator or other Person responsible therefor pursuant to the terms of the applicable operating or other agreement.

8.11                        Permits.  After Closing, Buyer shall provide all notices and otherwise take actions required to cause the transfer, assignment or reissuance of any Permits that are required to be transferred, assigned or reissued, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement; provided that Seller shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits or transfers thereof; provided, further that Seller shall not be required to pay any money to any Person in connection with this Section 8.11.

8.12                        Insurance.  Seller agrees to maintain the insurance policies that it currently maintains with respect to the Assets in full force and effect until Closing.  All coverage and benefits under such insurance policies (subject to the terms thereof) relating to the Assets shall cease at the Closing.  On and after the Closing Date, Buyer shall obtain and maintain any and all insurance coverage and protection relating to the Assets.

8.13                        Surety Bonds.  Prior to the Closing Date, Buyer will obtain Seller’s and its Affiliates’ release from all surety bonds of Seller set forth on Schedule 8.13.  Neither Seller nor its Affiliates shall have any obligation to keep such surety bonds in effect after the Closing Date.

8.14                        Third Party Approvals.  Buyer shall (and shall cause each of its Affiliates to), at no cost or expense to Buyer or its Affiliates, cooperate with Seller and assist it in obtaining all of the Seller Approvals.

8.15                        Employment Offers.

(a)                                 Notwithstanding anything provided in the Confidentiality Agreement to the contrary, Buyer or its Affiliate shall have the right, but not the obligation, to make offers of employment to one or more Asset Employees on or after thirty (30) days after the Execution Date and prior to the Closing Date (the “Offer Period”). Each such offer of employment shall be contingent upon the occurrence of the Closing. Buyer shall take such actions as are necessary to hire or cause its Affiliate to hire each such Asset Employee who accepts an offer of employment made pursuant to this Section 8.15 and timely reports to work with Buyer or its Affiliate to commence with Buyer or one of its Affiliates immediately as of 12:01 a.m. local time on the Closing Date. Buyer shall promptly, and in any event no later than ten (10) days prior to the Closing Date, inform Seller in writing of the identity of each such Asset Employee who receives an offer of employment made pursuant to this Section 8.15 and of the identity of each such Asset Employee who accepts such offer. If Buyer or any of its Affiliates acts unlawfully in connection with the hiring of, or failure to hire, any Asset Employee, then Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Covered Liabilities arising out of Buyer’s or any of its Affiliates’ unlawful actions (including any claim of discrimination or other illegality by Buyer or any of its Affiliates) in such selection and offer process.

(b)                                 On or within five (5) Business Days after the Execution Date, Seller shall provide Buyer with a listing for the Asset Employees (including the Specified Employees) that sets forth, with respect to each such individual, his or her: name, job title, annualized base salary or hourly rate of pay (as applicable), and bonuses for which he or she is eligible in 2017 (the “Employee List”). At mutually agreed upon times between the date that is five (5) days after the Execution Date and the Closing Date, Seller shall provide Buyer or its Affiliate with reasonable access to the Asset Employees in order to facilitate Buyer’s or its Affiliate’s employment screening, evaluation and interview process and in order to permit Buyer or its Affiliate to convey information to the applicable Asset Employees regarding employment offers and potential post-Closing employment; provided that, Buyer shall not make any offer of employment to any Asset Employee (including, for the avoidance of doubt, any Specified

Employee) prior to the first day of the Offer Period.  Seller covenants and agrees that it will not intentionally interfere with Buyer’s interview and hiring process with respect to the Asset Employees as described in this Section 8.15.

(c)                                  The provisions of this Section 8.15 are solely for the benefit of the Parties and nothing in this Section 8.15, express or implied, shall confer upon any Asset Employee or representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

8.16                        Financing Cooperation.  For the period beginning on the Execution Date and ending on the Closing Date (or earlier termination of this Agreement in accordance with the terms hereof), Seller agrees to use its reasonable best efforts to cooperate (and to cause its representatives to cooperate) as reasonably requested by Buyer in connection with Buyer’s efforts to satisfy the conditions precedent to the Financing by:  (a) furnishing Buyer with financial and operational information regarding the Assets, including lease, well and production records; (b) reasonably cooperating with the marketing and syndication efforts of Buyer and the Financing Sources for any portion of the Financing; (c) providing Buyer, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities and as reasonably requested by Buyer on behalf of the Financing Sources with respect to the Assets in connection with the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended (provided such request is made at least ten (10) Business Days prior to the Closing Date); and (d) furnishing to Buyer and the Financing Sources, as promptly as reasonably practicable, such additional financial and other information as Buyer shall reasonably request in order to consummate the Financing; provided that, notwithstanding anything to the contrary in this Section 8.16, Seller shall not be required to (and shall not be in breach of this Section 8.16 for failure to) deliver any financial or other information that is not currently and readily available in Seller’s possession on the Execution Date or is not otherwise prepared by Seller in the ordinary course of business at the time requested by Buyer; provided, further, that no such access or examination will be permitted to the extent that it would require Seller to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any Third Party confidentiality obligations to which Seller is bound, or violate any applicable Law.  It is understood and agreed by the Parties that the cooperation by Seller described in this Section 8.16 shall not obligate Seller to take any actions that materially adversely interfere with its ongoing business.  Furthermore, Seller shall not have any liability or responsibility to (i) any Financing Source with respect to any of its obligations under this Section 8.16 or (ii) Buyer with respect to the accuracy or completeness of any information delivered pursuant to this Section 8.16.  Buyer shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in complying with this Section 8.16.

8.17                        Financing Statements and Cooperation.

(a)                                 Seller acknowledges that Buyer or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets in documents filed by Buyer or its Affiliates or assignee with the SEC pursuant to the

Securities Act, or in other materials (including offering materials for securities offered and sold as eligible for resale under Rule 144A of the Securities Act), and that such financial statements may be required to be independently audited (together with any supplementary oil and gas information required by ASC 932-235, the “Requisite Financial Statement Information”).  At Buyer’s request, from and after the Execution Date and for up to two (2) years after Closing, Seller shall, at Buyer’s sole cost and expense, provide Buyer (or its applicable Affiliate or assignee) and its auditor reasonable access during normal business hours to such records (to the extent that such information is available) and personnel of Seller and its Affiliates (the “Seller Group”) and use reasonable efforts to, at Buyer’s sole cost and expense, provide reasonable access during normal business hours to Seller Group’s accounting firm, in each case, as Buyer (or its applicable Affiliate or assignee) may reasonably request to enable Buyer (or its applicable Affiliate or assignee) and its auditor, and its representatives, for the sole purpose of creating and, to the extent required by Law, auditing, the Requisite Financial Statement Information.  Notwithstanding anything to the contrary in this Section 8.17, (i) Seller shall not be required to (and shall not be in breach of this Section 8.17 for failure to) create any new records relating to the Assets or financial statements and (ii) the access to be provided to Buyer (or its applicable Affiliate or assignee) shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business.

(b)                                 Seller agrees to provide its written consent for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC of Buyer or any of its Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Securities Exchange Act of 1934, as amended.  Upon request of Buyer, Seller shall request the external audit firm that audits the Seller Group’s financial statements (the “Seller Audit Firm”) to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited financial statements in any such registration statement, report or other document and Seller shall use its commercially reasonable efforts to, at Buyer’s sole cost and expense, provide Buyer and Buyer’s independent accountants with access to (i) audit work papers of the Seller Group’s independent accountants and (ii) management representation letters delivered by any member of the Seller Group, as applicable, or on behalf of Seller Group to the Seller Group’s independent accountants.

(c)                                  All of the information provided by Seller pursuant to this Section 8.17 is given without any representation or warranty, express or implied, and no Seller Indemnified Person nor the Seller Audit Firm shall have any liability or responsibility with respect thereto.  Buyer shall reimburse the Seller Group for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller Group in complying with this Section 8.17.

8.18                        Certain Proprietary Seismic Data.  Seller acknowledges and agrees that, upon consummation of the transactions contemplated under this Agreement, Seller will have conveyed to Buyer all of Seller’s ownership rights in and to any and all seismic and other geophysical data or information (the “Presidio Seismic Data”) owned by Seller or its Affiliates pursuant to that certain Exploration and Seismic Participation Agreement dated as of July 19, 2010 by and between Seller and EOG Resources, Inc. (as amended, the “EOG Agreement”).  Notwithstanding anything to the contrary in the EOG Agreement, Seller agrees that from and after the Closing

Date, any license with respect to the Presidio Seismic Data that Seller may be entitled to retain under the EOG Agreement shall be deemed non-transferrable, and Seller agrees that it shall not (and instruct its Affiliates not to) sell, license or re-licenses any of the Presidio Seismic Data.  If the Closing occurs, the covenants and agreements in this Section 8.18 shall survive the Closing indefinitely.

ARTICLE IX
CLOSING CONDITIONS

9.1                               Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)                                 Each of the representations and warranties of Seller contained in Section 4.1 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or contain such terms as “Material Adverse Effect” (whether or not capitalized)) as of the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or contain such terms as “Material Adverse Effect” (whether or not capitalized)) as of such earlier date;

(b)                                 Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(c)                                  Seller shall have delivered to Buyer a certificate executed by an officer of Seller, dated the Closing Date, certifying that the conditions specified in Section 9.1(a) and Section 9.1(b) have been fulfilled;

(d)                                 No Action shall be pending (excluding any initiated by Buyer or its Affiliates) that seeks to restrain, enjoin, prohibit, invalidate or otherwise prevent the consummation of the transactions contemplated by this Agreement;

(e)                                  The sum of each of the following, without duplication: (i) the reduction in the Base Purchase Price on account of the aggregate amount of all Title Defect Amounts pursuant to Section 6.2(d) and the exclusion of Title Defect Properties pursuant to Section 6.5(a), (ii) the aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Title Adjustment Claims, (iii) the reduction in the Base Purchase Price on account of Assets excluded pursuant to Section 5.1(b), (iv) the reduction in the Base Purchase Price on account of the aggregate amount of all Remediation Amounts pursuant to Section 6.7(c) and the exclusion of Environmental Defect Properties pursuant to Section 6.7(c) or Section 6.8, (v) the reduction in the Base Purchase Price on account of any Preference Properties excluded from the Assets pursuant to Section 7.2 or any Retained Assets pursuant to Section 7.3, (vi) the reduction in the Base Purchase Price on account of Casualty Loss amounts pursuant to Section 8.10, and (vii) the aggregate amount of Remediation Amounts claimed by Buyer with respect to unresolved Deferred Environmental Adjustment Claims, shall not exceed $114,750,000; and

(f)                                   Seller shall be ready, willing, and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller pursuant to Section 10.2.

9.2                               Conditions to the Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to Closing, any one or more of which may be waived in writing by Seller:

(a)                                 Each of the representations and warranties of Buyer contained in Section 4.2 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or contain such terms as “Material Adverse Effect” (whether or not capitalized)) as of the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or contain such terms as “Material Adverse Effect” (whether or not capitalized)) as of such earlier date;

(b)                                 Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(c)                                  Buyer shall have delivered to Seller a certificate executed by an officer of Buyer, dated the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(d)                                 No Action shall be pending (excluding any initiated by Seller or its Affiliates) that seeks to restrain, enjoin, prohibit, invalidate or otherwise prevent the consummation of the transactions contemplated by this Agreement;

(e)                                  The sum of each of the following, without duplication: (i) the reduction in the Base Purchase Price on account of the aggregate amount of all Title Defect Amounts pursuant to Section 6.2(d) and the exclusion of Title Defect Properties pursuant to Section 6.5(a), (ii) the aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Title Adjustment Claims, (iii) the reduction in the Base Purchase Price on account of Assets excluded pursuant to Section 5.1(b), (iv) the reduction in the Base Purchase Price on account of the aggregate amount of all Remediation Amounts pursuant to Section 6.7(c) and the exclusion of Environmental Defect Properties pursuant to Section 6.7(c) or Section 6.8, (v) the reduction in the Base Purchase Price on account of any Retained Assets pursuant to Section 7.3, (vi) the reduction in the Base Purchase Price on account of Casualty Loss amounts pursuant to Section 8.10, and (vii) the aggregate amount of Remediation Amounts claimed by Buyer with respect to unresolved Deferred Environmental Adjustment Claims, shall not exceed $114,750,000; and

(f)                                   Buyer shall be ready, willing, and able to deliver to Seller at the Closing the documents and items required to be delivered by Buyer pursuant to Section 10.3.

ARTICLE X
CLOSING

10.1                        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Norton Rose Fulbright US LLP, Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010, commencing at 10:00 a.m. local time on (i) February 28, 2018 (the “Scheduled Closing Date”), or if all conditions in Article IX to be satisfied at Closing have not yet been satisfied or waived, then on the third Business Day following the date on which such conditions have been satisfied or waived subject to the rights of the Parties set forth in Article XIV, or (ii) such other date as Buyer and Seller may mutually determine.  The date Closing actually occurs shall be the “Closing Date”.  The Closing shall be deemed to have been consummated as of the Effective Time.

10.2                        Seller’s Closing Obligations.  At Closing, Seller shall execute (and acknowledge, where applicable) and deliver, or cause to be executed (and acknowledged, where applicable) and delivered, to Buyer the following:

(a)                                 the Assignment, Bill of Sale and Conveyance, substantially in the form attached hereto as Exhibit 10.2(a) (the “Conveyance”), in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(b)                                 the officer’s certificate of Seller referred to in Section 9.1(c);

(c)                                  a Certificate of Non-Foreign Status, substantially in the form attached hereto as Exhibit 10.2(c);

(d)                                 with respect to the Assets operated by Seller, change of operator forms prepared by Seller as required or permitted by applicable Governmental Authorities designating Buyer as operator of such Assets;

(e)                                  letters in lieu of division and transfer orders prepared by Seller relating to the Subject Interests in form reasonably necessary to reflect the conveyances contemplated hereby;

(f)                                   releases on forms reasonably acceptable to Buyer of the Assets from any mortgages, deeds of trust, pledges, financing statements and security agreements made by Seller or its Affiliates for borrowed money;

(g)                                  the Transition Services Agreement; and

(h)                                 any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller to Buyer at the Closing.

10.3                        Buyer’s Closing Obligations.  At Closing, Buyer shall (a) deliver, or cause to be delivered, the Adjusted Purchase Price minus the Deposit minus any amounts paid by Buyer into the Defect Escrow Account pursuant to Section 6.6(b) (the “Closing Payment”) to Seller in immediately available funds to JP Morgan Chase Bank, NA, ABA No. 021000021 for the account of Cabot Oil & Gas Corporation, Account No. 636462608, or such other account specified by Seller to Buyer on or prior to the Business Day immediately preceding the Closing Date, and (b) execute (and acknowledge, where applicable) and deliver, or cause to be executed (and acknowledged, where applicable) and delivered, to Seller the following:

(i)                                     the Conveyance, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(ii)                                  the officer’s certificate of Buyer referred to in Section 9.2(c);

(iii)                               all forms and applications required or permitted by applicable Governmental Authorities designating Buyer as owner and, as applicable, the operator of record with respect to the Assets, on forms prepared by Seller and duly executed by Buyer;

(iv)                              the Transition Services Agreement; and

(v)                                 any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer to Seller at the Closing.

ARTICLE XI
EFFECT OF CLOSING

11.1                        Revenues; Payments.

(a)                                 Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds therefrom) and shall be responsible for all Property Expenses, in each case, attributable to the period of time prior to the Effective Time.

(b)                                 Subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds therefrom) and shall remain responsible for all Property Expenses, in each case, attributable to the period of time from and after the Effective Time.

(c)                                  Subject to Section 15.11(b), all Property Expenses that are (i) incurred with respect to the operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer.  For the avoidance of doubt, the CAPEX reimbursement owing under the NuStar Agreement and attributable to any period prior to the Effective Time (i.e., the CAPEX reimbursement in the amount equal to approximately Two Million Five Hundred Fifty-nine Thousand Thirty-two Dollars and Fifty-nine Cents ($2,559,032.59)) shall be deemed to be incurred prior to the Effective Time (regardless of when such CAPEX reimbursement becomes due and payable) and shall be paid by or allocated to Seller.

(d)                                 If, after the Closing Date, (i) a Party receives monies belonging to the other, including proceeds of production, then (unless accounted for in the Adjustment Statement or the Final Adjustment Statement) such amount shall, within ten (10) Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, (ii) a Party receives an invoice of an expense or obligation which is owed by the other Party, then (unless accounted for in the Adjustment Statement or the Final Adjustment Statement) such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iii) an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then (unless accounted for in the Adjustment Statement or the Final Adjustment Statement) the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.  After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 11.1.  After Closing, in the event a Party inadvertently pays monies for Property Expenses which are the obligation of the other Party hereto, then (unless accounted for in the Adjustment Statement or the Final Adjustment Statement), such other Party shall, within ten (10) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which inadvertently paid such amounts.  Notwithstanding anything in this Agreement to the contrary, the final accounting for any and all Property Expenses shall occur on the twelve (12)-month anniversary of the Closing Date, and there shall be no adjustment for, or obligation to pay, any Property Expenses between the Parties following such twelve (12)-month anniversary.

11.2                        Survival.

(a)                                 All (i) representations and warranties contained in this Agreement (other than (x) the Fundamental Representations which, as contemplated by Section 11.2(b), shall survive the Closing without time limit, (y) those contained in Section 4.1(i) which shall survive the Closing until thirty (30) days after the expiration of all applicable statute of limitations periods relating to the representations and warranties made in Section 4.1(i) and (z) those contained in Section 4.1(v), which shall not survive the Closing) shall survive the Closing only until twelve (12) months after the Closing Date; and (ii) all covenants and agreements contained in this Agreement (x) that are required to be performed prior to Closing shall survive the Closing only until twelve (12) months after the Closing Date and (y) that are required to be performed at or after the Closing (including, for the avoidance of doubt, the covenants and agreements in Section 7.3(b)) shall survive until fully performed.

(b)                                 Except as otherwise contemplated by Section 11.2(a) and the remaining provisions of this Section 11.2, the representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the consummation of the transactions contemplated in this Agreement and shall continue after the Closing Date indefinitely.

(c)                                  Neither Party shall have any liability for indemnification claims made under Article XIII with respect to any such representation, warranty, covenant or agreement unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Covered Liabilities attributable to such claim to the extent then known) is provided by Buyer to Seller or Seller to Buyer, as applicable, pursuant to this Agreement prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement.  If a written notice of claim has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.

ARTICLE XII
LIMITATIONS

12.1                        Disclaimers.

(a)                                 EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 4.1 OR THE CONVEYANCE OR AS CONFIRMED IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.2(b), (I) SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS, OR OTHER REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, ADVISOR, OR OTHER REPRESENTATIVE OF SELLER OR ANY OF ITS RESPECTIVE AFFILIATES).

(b)                                 EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.1 OR THE CONVEYANCE OR AS CONFIRMED IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.2(b), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR  RECOVERABILITY OF OIL, GAS, OR OTHER HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OIL, GAS AND OTHER HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS, OR OTHER REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO

THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.1 OR THE CONVEYANCE OR AS CONFIRMED IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.2(b), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(c)                                  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTIONS 4.1(j)(i) AND (ii) AND 4.1(l) OR, WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SUCH SECTIONS 4.1(j)(i) AND (ii) AND 4.1(l), AS CONFIRMED IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.2(b), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR ENVIRONMENTAL DEFECTS PROPERLY ASSERTED BY BUYER UNDER SECTION 6.7(a) OR FOR A BREACH OF SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 4.1(j)(i) AND (ii) AND 4.1(l) OR, WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SUCH SECTIONS 4.1(j)(i) AND (ii) AND 4.1(l), AS CONFIRMED IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.2(b), BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(d)                                 Seller and Buyer agree that, to the extent required by Law to be effective, the disclaimers of certain representations and warranties contained in this Article XII are “conspicuous” disclaimers for the purpose of any Law.

ARTICLE XIII
ASSUMPTION AND INDEMNIFICATION

13.1                        Assumption and Indemnification By Buyer.  From and after the Closing, Buyer shall assume, pay, perform, fulfill and discharge all Assumed Liabilities and shall be responsible for, shall pay on a current basis and hereby agrees to indemnify and hold harmless Seller and its Affiliates and their respective partners, members, shareholders, directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Persons”) from and against any and all (a) Assumed Liabilities incurred by or asserted against any of the Seller Indemnified Persons, and (b) subject to the limitations of Sections 11.2 and 13.7, Covered Liabilities resulting from, arising under or related to any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Buyer which is expressly set forth in this Agreement or as confirmed in the certificate delivered by Buyer at Closing pursuant to Section 10.3(b)(ii).

13.2                        Indemnification By Seller.  Subject to the provisions of Sections 11.2, 13.4 and 13.7, from and after the Closing, Seller shall be responsible for, shall pay on a current basis and hereby agrees to indemnify and hold harmless Buyer and its Affiliates and their respective partners, members, shareholders, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Persons”) from and against any and all Covered Liabilities resulting from, arising under or related to (a) the Retained Liabilities, (b) subject to Section 7.3(c), the use, ownership or operation of the Retained Assets prior to any conveyance of same to Buyer pursuant to Section 7.3(a), or (c) any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Seller which is expressly set forth in this Agreement or as confirmed in the certificate delivered by Seller at Closing pursuant to Section 10.2(b).

13.3                        Indemnification Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)                                 Any Buyer Indemnified Person or Seller Indemnified Person claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a Third Party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 13.1 or Section 13.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim, and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s reasonable estimate of the amount of Covered Liabilities attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent (and then only to the extent) the Indemnifying Party is prejudiced by such delay or omission.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(b)                                 In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to indemnify and hold harmless the Indemnified Party from such Third Party Claim and whether it elects to defend the Indemnified Party therefrom at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30)-day period, to file any motion, answer or other pleading that it shall deem necessary to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is indemnifiable under this Article XIII), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 13.3(b).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if the settlement agreement (i) contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates.  If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided that the Indemnified Party shall not be required to pursue any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.3(b) (unless the Indemnifying Party is subject to a conflict of interest, in the good faith belief of the Indemnified Party’s counsel), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)                                  If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 13.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed by the Indemnifying Party for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Claim at any time prior to settlement or final determination thereof), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 13.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)                                 Subject to the other provisions of this Article XIII, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice containing the information described in Section 13.3(a) to the Party from whom indemnification is sought.  The Indemnifying Party shall have thirty (30) days from its receipt of such notice to (i) cure the Covered Liabilities complained of, (ii) admit its liability for such Covered Liability or (iii) dispute the claim for such Covered Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30)-day period that it has cured the Covered Liabilities or that it disputes the claim for such Covered Liabilities, then the Indemnifying Party shall be deemed to be disputing the claim for such Covered Liabilities.

(e)                                  In the event an Indemnified Party shall recover Covered Liabilities in respect of a claim of indemnification under this Article XIII, no other Indemnified Party shall be entitled to recover the same Covered Liabilities in respect of a claim for indemnification.

13.4                        Limitations on Liability of Seller.

(a)                                 Notwithstanding anything contained to the contrary in this Agreement:

(i)                                     in no event shall Seller’s aggregate liability arising out of or relating to Section 13.2(c) with respect to a breach by Seller of any representation or warranty made by Seller in this Agreement (other than Fundamental Representations of Seller or the representations and warranties contained in Section 4.1(i)) exceed an amount equal to fifteen percent (15%) of the Base Purchase Price, and in no event shall Seller’s aggregate liabilities arising under Section 13.2 exceed an amount equal to the Base Purchase Price; and

(ii)                                  Seller shall not be required to indemnify any Buyer Indemnified Person under Section 13.2(c) with respect to a breach of any representation or warranty made by Seller in this Agreement (other than Fundamental Representations of Seller or the representations and warranties contained in Section 4.1(i)) unless the aggregate amount which would otherwise be payable by Seller thereunder with respect to all breaches of any such representations and warranties exceeds an amount equal to one and one-half percent (1.5%) of the Base Purchase Price (the “Indemnity Deductible”), and in such event, Seller shall be responsible for only the amount in excess of the Indemnity Deductible.

(b)                                 Each Indemnified Party shall use commercially reasonable efforts to mitigate the Covered Liabilities that it suffers on account of any matter for which it is entitled to indemnification hereunder. The amount of any Covered Liabilities for which any of the Buyer Indemnified Persons or Seller Indemnified Persons is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated hereby shall be reduced by any corresponding insurance proceeds actually received by any such Indemnified Party under any insurance arrangements.

13.5                        Exclusive Remedy.  EXCEPT AS PROVIDED IN SECTION 8.5 (WITH RESPECT TO SELLER’S OBLIGATION TO EXECUTE AND DELIVER CERTAIN FURTHER INSTRUMENTS OF CONVEYANCE AND TRANSFER), SECTION 8.6 AND THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE AND EXCEPT FOR ANY OBLIGATION OF (A) BUYER TO CONVEY A SUBJECT PROPERTY TO SELLER PURSUANT TO SECTION 6.6(e) and (B) SELLER TO CONVEY AN ENVIRONMENTAL DEFECT PROPERTY TO BUYER PURSUANT TO SECTION 6.9, SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT FROM AND AFTER THE CLOSING DATE, THE INDEMNIFICATION PROVISIONS OF THIS ARTICLE XIII ARE THE SOLE AND EXCLUSIVE REMEDY OF SELLER AND BUYER FOR THE BREACH OF ANY REPRESENTATION OR WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF SELLER OR BUYER UNDER THIS AGREEMENT OR CONFIRMED IN ANY CERTIFICATE DELIVERED PURSUANT HERETO, AND SELLER DOES HEREBY RELEASE, ACQUIT AND FOREVER DISCHARGE ALL BUYER INDEMNIFIED PERSONS AND BUYER DOES HEREBY RELEASE, ACQUIT, AND FOREVER DISCHARGE ALL SELLER INDEMNIFIED PERSONS FROM ANY SUCH OTHER REMEDIES.

13.6                        Express Negligence.  THE PAYMENT, DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS AND THE ASSUMPTION OF THE ASSUMED LIABILITIES PROVISIONS (IN EACH CASE) PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE COVERED LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.7                        Non-Compensatory Damages.  NONE OF THE BUYER INDEMNIFIED PERSONS NOR THE SELLER INDEMNIFIED PERSONS SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS (EXCEPT TO THE EXTENT CONSTITUTING ACTUAL DIRECT DAMAGES) OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH INDEMNIFIED PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.  SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PERSONS, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PERSONS, WAIVES ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS (EXCEPT TO

THE EXTENT CONSTITUTING ACTUAL DIRECT DAMAGES) OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE XIV
TERMINATION; REMEDIES

14.1                        Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a)                                 By the mutual written agreement of the Parties;

(b)                                 By delivery of written notice from Buyer to Seller if any of the conditions set forth in Section 9.1 (other than the conditions set forth in Section 9.1(d) and Section 9.1(e)) have not been satisfied by Seller (or waived by Buyer) by the Outside Date;

(c)                                  By delivery of written notice from Seller to Buyer if any of the conditions set forth in Section 9.2 (other than the conditions set forth in Section 9.2(d) and Section 9.2(e)) have not been satisfied by Buyer (or waived by Seller) by the Outside Date;

(d)                                 By either Party delivering written notice to the other Party if any of the conditions set forth in Section 9.1(d), Section 9.1(e), Section 9.2(d) or Section 9.2(e) are not satisfied or waived by the applicable Party on or before the Outside Date; and

(e)                                  By Seller if Buyer fails to initiate the Deposit wire on or before 12:00 p.m. (local time) on the first Business Day following the Execution Date and the Deposit is not received by Seller on or before 5:00 p.m. (local time) on the first Business Day following the Execution Date.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.

14.2                        Effect of Termination.  If this Agreement is terminated pursuant to any provision of Section 14.1, then, except as provided in this Section 14.2 and except for the provisions of Section 14.3, Section 8.15(a), Article V, Article XII, and Article XV, this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder.

(a)                                 If Seller has the right to terminate this Agreement pursuant to Section 14.1(c) because of the failure of Buyer to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Section 9.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer), (B) Seller is ready, willing, and able to perform its obligations under Section 10.2, and (C) Buyer nevertheless fails to close the transactions contemplated by this Agreement, then, in either such event Seller shall be entitled to, as its sole and exclusive remedy against Buyer, terminate this Agreement pursuant to Section 14.1(c) and retain the Deposit as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer.  For the avoidance of doubt, such retention shall constitute full and complete satisfaction of any and all Covered Liabilities that Seller may have against Buyer, and Seller shall have no right to seek any other remedies available at Law or in equity against Buyer, including specific performance.  The provision for payment of the Deposit as liquidated damages has been included because, in the event of a termination of this Agreement permitting Seller to retain the Deposit, the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.

(b)                                 If Buyer has the right to terminate this Agreement pursuant to Section 14.1(b) because of the failure of Seller to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Section 9.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 10.3, and (C) Seller nevertheless fails to close the transactions contemplated by this Agreement, then, in either such event, Buyer shall be entitled to (1) seek the specific performance of Seller hereunder or (2) if Buyer does not seek and successfully enforce specific performance, (x) terminate this Agreement pursuant to Section 14.1(b), (y) receive the Deposit, free and clear of any claims thereon by Seller, and (z) in the case of a Willful Breach, seek to recover its actual damages resulting from such Seller breach from Seller in an amount not to exceed the amount of the Deposit.  If Buyer is entitled to the return of the Deposit pursuant to this Section 14.2(b), Seller shall return the Deposit to Buyer within five (5) Business Days following Buyer’s termination of this Agreement pursuant to Section 14.1(b).  Seller agrees that Buyer should be entitled to seek specific performance under the circumstances set forth in this Section 14.2(b) because irreparable damage would occur in the event of any such breach by Seller. Seller agrees to waive any requirement for the posting of a bond in connection with any equitable relief sought by Buyer in accordance with this Section 14.2(b), and Seller agrees not to challenge any such equitable relief sought in accordance with this Section 14.2(b).

(c)                                  If this Agreement is terminated in accordance with Section 14.1 for any reason other than as set forth in Section 14.2(a) or Section 14.2(b), then the Parties shall have no liability or obligation hereunder as a result of such termination, and Seller shall, within five (5) Business Days of the date this Agreement is so terminated, return the Deposit to Buyer, which shall be free and clear of any claims thereon by Seller.

(d)                                 Subject to the foregoing, upon the termination of this Agreement, neither Party shall have any other liability or obligation hereunder.

14.3                        Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall promptly return to Seller or destroy, at Buyer’s option, all title, engineering, geological and geophysical data, environmental assessments or reports, maps, documents and other information furnished by or on behalf of Seller to Buyer in connection with its due diligence investigation of the Assets and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV
MISCELLANEOUS

15.1                        Notices.  All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) one Business Day after delivery to an overnight delivery service (e.g., FedEx), freight prepaid, or (c) delivered by e-mail upon affirmative reply by e-mail by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply), addressed as follows:

(a)                                 If to Seller, to:

Cabot Oil & Gas Corporation
840 Gessner Road, Suite 1400
Houston, Texas 77024
Attention:  Senior Vice President, Land and Business Development
E-mail:  todd.liebl@cabotog.com

With a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Attention:  Ms. Deborah A. Gitomer
E-mail:  deborah.gitomer@nortonrosefulbright.com

(b)                                 If to Buyer, to:

c/o Venado Oil & Gas LLC
13301 Galleria Circle, Suite 300
Austin, Texas 78738
Attention:  Scott Garrick

James Murchison

E-mail:  sgarrick@vogllc.com

jmurchison@vogllc.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street, Suite 4500
Houston, Texas 77002
Attention:  David Castro Jr.; Anthony Speier, P.C.
E-mail:  david.castro@kirkland.com

anthony.speier@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing in accordance with this Section 15.1.  Any notice given in accordance herewith shall be deemed to have been given only when delivered or transmitted during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day).  If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.2                        Assignment.  Except to the extent contemplated by Section 15.13, prior to Closing, no Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided that, Buyer may transfer all or any portion of this Agreement or any transaction document delivered in connection herewith to an Affiliate of Buyer if Buyer delivers prior written notice to Seller of such assignment; provided, further that such Affiliate transfer, shall not relieve Buyer of any obligations and responsibilities hereunder, whether arising prior to, on, or after such assignment.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

15.3                        Rights of Third Parties.  Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any Covered Liabilities, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and the Buyer Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnified Person or a Buyer Indemnified Person must be made and administered by a Party); PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, THE FINANCING SOURCES, THE FINANCE RELATED PARTIES AND THEIR RESPECTIVE REPRESENTATIVES SHALL BE EXPRESS THIRD PARTY BENEFICIARIES OF, AND SHALL BE ENTITLED TO ENFORCE (AND ENTITLED TO RELY ON), SECTION 13.5, THIS SECTION 15.3, SECTION 15.8, SECTION 15.15 AND SECTION 15.16.

15.4                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any electronic copies hereof or signatures hereon shall, for all purposes, be deemed originals.

15.5                        Entire Agreement.  This Agreement (together with the Disclosure Schedules and the appendix and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or between any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

15.6                        Disclosure Schedules.  Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in a Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in such Disclosure Schedule.  No disclosure in a Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is required to be disclosed on the Disclosure Schedules.

15.7                        Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

15.8                        Governing Law; Jurisdiction.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES; PROVIDED THAT (WITHOUT LIMITING THE PROVISIONS OF SECTION 5.16) ANY CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) IN CONNECTION WITH THIS AGREEMENT AGAINST THE FINANCING SOURCES, OR THE FINANCE RELATED PARTIES IN ANY WAY RELATING TO THE FINANCING AND THE TRANSACTIONS CONTEMPLATED THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b)                                 The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction.  The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas, with respect to any matter under this Agreement shall be binding.

(c)                                  To the extent that either Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.8(b).

(d)                                 THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT, INCLUDING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THE FINANCING SOURCES OR ANY FINANCE RELATED PARTIES OR THE FINANCING.

15.9                        Amendments and Waivers.  Except as contemplated by Section 8.8, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.  Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

15.10                 Purchase Price Allocation for Tax Purposes.  Seller and Buyer agree that the Adjusted Purchase Price (and any other items properly treated as consideration for U.S. federal income tax purposes) shall be allocated among the Assets for U.S. federal and applicable state and local income Tax purposes.  Seller shall prepare and deliver to Buyer a draft allocation schedule within thirty (30) days after the Final Adjustment Statement becomes final and binding pursuant to Section 3.4 (the “Purchase Price Allocation Schedule”).  If Buyer disputes any items in Seller’s proposed Purchase Price Allocation Schedule, then no later than twenty (20) days after receipt thereof, Buyer shall deliver to Seller in writing any changes Buyer proposes to be made to the Purchase Price Allocation Schedule and an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. Any items not disputed by Buyer shall be final and binding on the Parties. If the Parties are unable to agree on the Purchase Price Allocation Schedule or any revisions thereto within twenty (20) days after Seller’s receipt of Buyer’s proposed changes and an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes, any disputed items shall be resolved by the Accountant pursuant to procedures comparable to the procedures applicable under Section 3.4. The Parties shall use the Purchase Price Allocation Schedule that has become final and binding under this Section 15.10 (as revised to take into account any subsequent adjustments to the Adjusted Purchase Price and any indemnification payments) in reporting this transaction to the applicable income Tax authorities, including on IRS Form 8594 (Asset Acquisition Statement Under Section 1060), which Form 8594 Seller and Buyer will each file separately with the Internal Revenue Service pursuant to the requirements of section 1060(b)

of the Code.  The Parties agree not to take a federal or state income Tax reporting position inconsistent with the allocation set forth on such Purchase Price Allocation Schedule; provided, however, that nothing contained herein shall prevent either Party from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of such allocation, and neither Party shall be required to litigate any proposed deficiency or adjustment by any Tax authority challenging such allocation.  The Parties further agree that the allocation set forth on such Purchase Price Allocation Schedule represents reasonable estimates of the fair market values of the Assets described therein.

15.11                 Expenses and Taxes.

(a)                                 Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.

(b)                                 All required documentary, filing and recording fees and expenses in connection with the filing and recording of the Conveyance or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.  Buyer shall assume responsibility for, and shall bear and pay, all state sales and use Taxes and transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”).  Seller shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Assets for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  All Asset Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to Seller) shall be allocated to and borne by Buyer.  To the extent the actual amount of any Asset Tax allocated pursuant to this Section 15.11(b) is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3(a) or Section 3.4, the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment.  Upon determination of the actual amount of Asset Taxes, payments will be made to the extent necessary (taking into account any adjustment made with respect to such Asset Taxes pursuant to Section 3.3(a) or Section 3.4) to cause the appropriate Party to bear the Asset Taxes allocable to such Person under this Section 15.11(b).  For purposes of allocation between the Parties of Asset Taxes that are payable with respect to Straddle Periods, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred; (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis, shall be allocated to the period in which the transaction giving rise to such Asset Tax occurred; and (C) ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the period ending immediately prior to the date on which the Effective Time occurs and the period beginning on the date on which the Effective Time occurs.  For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the date on which the Effective Time occurs and the period beginning on the date on which the Effective Time occurs.

(c)                                  Seller shall timely file any Tax Return with respect to Asset Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date (a “Pre-Closing Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Asset Tax Return, subject to Seller’s right of reimbursement for any Asset Taxes for which Buyer is responsible under Section 15.11(b).  Within fifteen (15) days prior to filing, Seller shall deliver to Buyer a draft of any such Pre-Closing Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld, conditioned, or delayed).

(d)                                 Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of any Tax Return by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(e)                                  Seller shall be entitled to any and all refunds of Taxes allocated to Seller pursuant to Section 15.11(b), and Buyer shall be entitled to any and all refunds of Taxes allocated to Buyer pursuant to Section 15.11(b).  If a Party receives a refund of Taxes to which the other Party is entitled pursuant to this Section 15.11(e), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(f)                                   Any payments made to any Party pursuant to Article XIII shall constitute an adjustment of the Adjusted Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Law.

15.12                 Attorneys’ Fees.  The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the nonprevailing Party.

15.13                 Like-Kind Exchange.  Each Party consents to any assignment by the other Party of certain of its rights and obligations under this Agreement (a “1031 Assignment”) to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in connection with effectuation of a like-kind exchange (an “Exchange”).  In the event either Party makes a 1031 Assignment to the Qualified Intermediary pursuant to this Section 15.13, such Party agrees to notify the other Party in writing of such assignment at least one (1) Business Day before the Closing Date.  Notwithstanding the occurrence of a 1031 Assignment, Seller and Buyer acknowledge and agree that any such assignment of any portion of a Party’s rights and obligations under this Agreement to a Qualified Intermediary does not release either Party from any of their respective liabilities and obligations to each other (including, without limitation, indemnification obligations) under this Agreement.  Each Party agrees to cooperate with the other Party to attempt to structure the transactions contemplated hereby as a like-kind exchange; provided (i) the Closing shall not be delayed or affected by reason of the Exchange, and (ii) any Party making a 1031 Assignment shall indemnify the other Party against any additional costs or liabilities directly incurred by such other Party on account of the consummation of the transaction contemplated hereby through an Exchange.

15.14                 Time of Essence.  Time is of the essence in this Agreement.

15.15                 No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that Buyer may be a partnership or limited liability company, Seller, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than Buyer (and their respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that Seller has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith with respect to the transactions contemplated hereby or therewith against (a) any former, current or future general or limited partner, owner, member, director, officer, agent, Affiliate, incorporator, controlling Person, fiduciary, representative or employee of Buyer or an Affiliate of Buyer (or any of the foregoing Persons successors or permitted assignees) or (b) any former, current or future director, owner, officer of a financing source (including the Financing Sources), agent, employee, Affiliate, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder or member of any of the foregoing, but in each case not including Buyer (each, but excluding for the avoidance of doubt, the Recourse Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Buyer against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of Buyer under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

15.16                 Waiver of Claims Against Financing Sources.  Notwithstanding anything in this Agreement to the contrary, Seller agrees, on behalf of itself and its Affiliates, that none of the Financing Sources or any of their respective general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively, the “Finance Related Parties”) shall have any liability to Seller or its Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the financing of the transactions contemplated by this Agreement, whether at Law or equity, in contract, in tort or otherwise, and that neither Seller nor any of its Affiliates will have any rights or claims against any Finance Related Parties under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Finance Related Parties in respect of financing the transactions contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the Execution Date.

SELLER:

CABOT OIL & GAS CORPORATION

By:	/s/ Dan O. Dinges
Dan O. Dinges
Chairman, President and
Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER:

VOG PALO VERDE LP

By: VOG Palo Verde GP LLC, its general partner

By:	/s/ R. Scott Garrick
R. Scott Garrick
Chief Executive Officer

Signature Page to Purchase and Sale Agreement

APPENDIX A

Attached to and made part of that certain
Purchase and Sale Agreement dated as of December 19, 2017,
by and between Cabot Oil & Gas Corporation, as “Seller,” and
VOG Palo Verde LP, as “Buyer”

DEFINITIONS

“1031 Assignment” shall be as defined in Section 15.13.

“Accountant” shall be as defined in Section 3.4.

“Action” shall mean any action, suit or other proceeding by or before any court or other Governmental Authority or any arbitration proceeding before any arbitral tribunal.

“Adjusted Purchase Price” shall be as defined in Section 3.1.

“Adjustment Period” shall be as defined in Section 3.3(a).

“Adjustment Statement” shall be as defined in Section 3.3(a).

“AFE” shall be as defined in Section 4.1(j).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” shall be as defined in the preamble hereof.

“Applicable Contracts” shall mean all Contracts (a) to which Seller is a party (or is a successor or assign of a party), (b) that pertain to any of the Assets and (c) that shall be binding on Buyer after the Closing Date.

“Arbitration Procedures” shall mean the arbitration procedures set forth on Exhibit A-1.

“Arbitrator” shall be as defined in the Arbitration Procedures.

“Asset Employee” shall mean any individual employed by Seller or one of its Affiliates and who offices in or reports to Seller’s field office in Charlotte, Texas; provided that, the Specified Employees shall not be deemed “Asset Employees” until the date that is thirty (30) days after the Execution Date.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of oil, gas or other Hydrocarbons or the receipt of proceeds therefrom but excluding,

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for the avoidance of doubt, (a) income, capital gains, franchise and similar Taxes, and (b) Transfer Taxes.

“Assets” shall be as defined in Section 2.1.

“Assumed Liabilities” shall mean all Covered Liabilities arising out of or attributable or related to the ownership, use, construction, maintenance or operation of the Assets before, on or after the Effective Time; provided, however, that the Assumed Liabilities shall not include (a) any of the Retained Liabilities or (b) any Covered Liability for which Seller is obligated to indemnify Buyer pursuant to Section 13.2.

“Austin Chalk Formation” shall mean the interval extending between the top of the Austin Chalk formation and the base of the Austin Chalk formation, being defined and identified for purposes hereof as the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 7,260 feet and the measured depth of 7,680 feet as identified on the Halliburton Array Induction, Spectral Density Dual Spaced Neutron of the West Patrick 1 Well (API No. 42163334030000) located in Frio County, Texas.

“Available Defect Deductible” shall mean, as of the time of determination, the amount by which the Defect Deductible has not been exhausted on account of Title Defects or Environmental Defects the Title Defect Amounts or Environmental Defect Amounts (as applicable) of which have been agreed upon by the Parties or determined by the applicable Arbitrator pursuant to the provisions of Article VI.

“Base Purchase Price” shall be as defined in Section 3.1.

“Buda Formation” shall mean the interval extending between the top of the Buda formation and the base of the Buda formation, being defined and identified for purposes hereof as the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 6,839 feet and the measured depth of 6,949 feet as identified on the Halliburton Array Induction, Dual Spaced Neutron, Spectral Density Log of the Chilipitin, Ltd. #102M Well (API No. 42013345590000) located in the Austin Pierce (Austin Chalk) Field in Atascosa County, Texas.

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States of America.

“Buyer” shall be as defined in the preamble hereof.

“Buyer Indemnified Persons” shall be as defined in Section 13.2.

“Casualty Loss” shall be as defined in Section 8.10.

“Claim Notice” shall be as defined in Section 13.3(a).

“Closing” shall be as defined in Section 10.1.

“Closing Date” shall be as defined in Section 10.1.

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“Closing Payment” shall be as defined in Section 10.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall be as defined in Section 5.2.

“Contract” shall mean any: contract; agreement; agreement regarding indebtedness; indenture; debenture; note, bond or loan; collective bargaining agreement; mortgage; license agreement; farmin or farmout agreement; participation, exploration or development agreement; crude oil, condensate or natural gas purchase and sale, gathering, processing, transportation or marketing agreement; operating agreement; balancing agreement; unitization agreement; facilities or equipment lease; production handling agreement; or other similar contract; but in each case specifically excluding, however, any Subject Interest, Permit, or other instrument creating, assigning or evidencing an interest in any real property related to or used or held for use in connection with the operation of any Asset.

“Control” shall mean the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise; and “Controlled by” and “Controlling” have the meaning correlative thereto.

“Conveyance” shall be as defined in Section 10.2(a).

“Covered Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses (including any reasonable and documented attorneys’ fees or legal expenses) incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after such assignment of properties similar to the Assets.

“Defect Deductible” shall be as defined in Section 6.2(d).

“Defects Escrow” shall be as defined in Section 6.6(b).

“Defects Escrow Agreement” shall mean that certain escrow agreement dated as of the Closing Date by and among Buyer, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Defensible Title” shall mean, respectively as to the Subject Interest or Subject Interests related to a particular Property Subdivision, title to such Property Subdivision and the Subject Interest or Subject Interests related to such Property Subdivision that, although not constituting perfect, merchantable or marketable title, is deducible of record, is evidenced by an unrecorded instrument or agreement pursuant to which a real property interest is created, or is evidenced or created by an election made pursuant to a joint operating agreement, a pooling agreement, a unitization agreement or a farmout agreement; in each case, that can be successfully defended if challenged and which, as of the Effective Time and immediately prior to Closing:  (i) entitles

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Seller to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Property Subdivision in Part II of the Property Schedule, except for any Net Revenue Interest shortfall solely to the extent such shortfall results from Buyer not approving or consenting to any operation that requires Buyer’s approval or consent under this Agreement; (ii) obligates Seller to bear the costs and expenses attributable to the maintenance, development, and operation of such Property Subdivision in an amount not greater than the applicable Working Interest or Working Interests specified for such Property Subdivision in Part II of the Property Schedule; and (iii) except for Permitted Encumbrances, is free and clear of all liens and Encumbrances.

“Deferred Environmental Adjustment Claim” shall be as defined in Section 6.9.

“Deferred Matters Date” shall be as defined in Section 6.6(c).

“Deferred Title Adjustment Claim” shall be as defined in Section 6.6(a).

“Deposit” shall be as defined in Section 3.2.

“Disclosure Schedules” shall mean the schedules attached hereto.

“Disputed Issues” shall be as defined in the Arbitration Procedures.

“Eagle Ford Formation” shall mean the interval extending between the top of the Eagle Ford formation and the base of the Eagle Ford formation, being defined and identified for purposes hereof as the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 6,726 feet and the measured depth of 6,839 feet as identified on the Halliburton Array Induction, Dual Spaced Neutron, Spectral Density Log of the Chilipitin, Ltd. #102M Well (API No. 42013345590000) located in the Austin Pierce (Austin Chalk) Field in Atascosa County, Texas.

“Effective Time” shall be as defined in Section 2.1.

“Employee List” shall be as defined in Section 8.15(b).

“Encumbrance” shall mean any lien, security interest, pledge, deed of trust, collateral assignment, option, charge, defect or other similar encumbrance.

“Environmental Arbitrator” shall be as defined in the Arbitration Procedures.

“Environmental Defect” shall be as defined in Section 6.7(c).

“Environmental Defect Property” shall be as defined in Section 6.7(b).

“Environmental Law” shall mean any Law relating to the environment, natural resources, or the pollution or protection thereof, or public or worker health or safety, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the

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Clean Water Act, 33 U.S.C. § 1251, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“EOG Agreement” shall be as defined in Section 8.18.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Examination Period” shall be as defined in Section 6.2(a).

“Exchange” shall be as defined in Section 15.13.

“Excluded Assets” shall be as defined in Section 2.2.

“Execution Date” shall be as defined in the preamble hereof.

“Final Adjustment Amount” shall be as defined in Section 3.4.

“Final Adjustment Statement” shall be as defined in Section 3.4.

“Finance Related Parties” shall be as defined in Section 15.16.

“Financing” shall mean one or more transactions entered into by Buyer or its Affiliates with one or more Financing Sources whereby Buyer will obtain debt or equity financing.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith.

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d)(i), 4.1(w), 4.2(a), 4.2(b), 4.2(c), 4.2(d)(i), 4.2(g) and 4.2(m).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability or for which standards of conduct may be

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imposed under, any Environmental Laws, including NORM and other substances referenced in Section 6.10.

“Hedge Contract” shall mean any swap, forward, future or derivatives transaction or option or other similar hedge Contract.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hydrocarbon Interests” shall mean (a) Hydrocarbon leases and  any oil, gas and mineral leases, subleases and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, convertible interests, reversionary interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, subleases and leasehold estates, (b) fee interests in Hydrocarbons in place, (c) royalty interests in Hydrocarbons in place, (d) any other interest in Hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including, without limitation, any farmout or farmin agreement or production payment affecting any interest or estate in Hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

“Hydrocarbons” shall mean oil, condensate, gas, cashinghead gas and other liquid or gaseous hydrocarbons or any combination thereof, and any minerals produced in association therewith.

“Imbalances” shall mean all Negative Imbalances and Positive Imbalances.

“Indemnified Party” shall be as defined in Section 13.3(a).

“Indemnifying Party” shall be as defined in Section 13.3(a).

“Indemnity Deductible” shall be as defined in Section 13.4(a)(ii).

“Initial Adjustment Amount” shall be as defined in Section 3.3(a).

“Knowledge” shall mean (a) with respect to Buyer, the actual knowledge (following reasonable inquiry of direct reports) of the persons listed on Schedule A-1 and (b) with respect to Seller, the actual knowledge (following reasonable inquiry of direct reports) of the persons listed on Schedule A-2.

“Kothmann Lease” shall mean, collectively, that certain Oil and Gas Lease dated effective December 24, 2009, by and between E.B. Kothmann Mineral Trust, et al., as “Lessor” and Manti Equity Partners, LP, as “Lessee” and that certain Oil and Gas Lease dated effective as of January 3, 2010, by and among Verner Jim Kothmann, et al., as “Lessor” and Manti Equity Partner, LP, as “Lessee”, designated on the Property Schedule as Seller Lease Nos. 42-0006424/A-B.

“Lands” shall be as defined in Section 2.1(b).

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“Law” shall mean any statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

“Material Adverse Effect” shall mean an event, result, occurrence, condition or circumstance that, individually or in the aggregate (whether foreseeable or not and whether covered by insurance or not), has resulted or could reasonably be expected to result in a material adverse effect on the (a) ownership or operation of the Assets, taken as a whole and as currently operated as of the Execution Date, or (b) ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from:  (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including Hydrocarbons), fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide, except to the extent disproportionately affecting Seller; (iii) conditions (or changes in such conditions) generally affecting the oil and gas or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located, except to the extent disproportionately affecting Seller; (iv) acts of God, including storms or meteorological events; (v) orders, actions or failures to act of Governmental Authorities (except to the extent resulting from Seller’s action or inaction); (vi) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (vii) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (viii) any casualty loss; (ix) a change in Laws or in GAAP interpretation from and after the Execution Date; (x) reclassification or recalculation of reserves in the ordinary course of business; and (xi) natural declines in well performance.

“Material Contract” shall mean all Applicable Contracts of the type described below as of the Execution Date:

(a)                                 Any Applicable Contract with any Affiliate of Seller;

(b)                                 Any Applicable Contract that is a Hydrocarbon purchase and sale, exchange, gathering, transportation, gas balancing, marketing, processing, disposal or injection or similar Applicable Contract which is not cancelable without penalty on sixty (60) days’ or less prior written notice;

(c)                                  Any Applicable Contract that dedicates production of Hydrocarbons from any part of the Assets for purposes of gathering, transportation, marketing or processing;

(d)                                 Any Applicable Contract that (i) contains an area of mutual interest agreement or (ii) includes non-competition restrictions or other similar restrictions on doing business;

(e)                                  Any indenture, mortgage, loan, credit or similar Applicable Contract;

(f)                                   Any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property, which lease is not cancellable without penalty on thirty (30) days or less prior written notice and involves aggregate payments in excess of $100,000 in any future calendar year;

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(g)                                  Any Applicable Contract that is a farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Applicable Contract;

(h)                                 Any Applicable Contract that is a drilling contract;

(i)                                     Any Applicable Contract that contains a call on, or option to purchase, production of Hydrocarbons;

(j)                                    Any Applicable Contract that is a seismic or other geophysical acquisition agreement;

(k)                                 Any Applicable Contract that could reasonably be expected to result in aggregate payments or receipts by Seller of more (i) than $200,000 during the current or any future calendar year or (ii) $500,000 in the aggregate over the remaining term of such Applicable Contract (based solely on the terms thereof); and

(l)                                     any Applicable Contract that (A) is a surface use agreement and (B) prohibits Seller’s ability to use the surface of any Asset in the manner in which such Asset is currently used.

“Negative Imbalance” shall mean, respectively as to each Property Subdivision to which the Subject Interests are attributable and without duplication, the sum (expressed in Mcfs) of (a) the aggregate make-up, prepaid or other volumes of natural gas that Seller was obligated as of the applicable date, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from the Subject Interests attributable to such Property Subdivision after such date without then or thereafter being entitled to receive full payment therefor (proportionately reduced to the extent Seller will be entitled to receive partial payment therefor) and (b) the aggregate pipeline or processing plant imbalances or overdeliveries for which Seller is obligated to pay as of the applicable date or deliver natural gas or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to the Subject Interests.

“Net Cash Flow” shall be as defined in Section 3.3(c).

“Net Remediation Amount” shall be as defined in Section 6.9.

“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Property Subdivision.

“NORM” shall mean naturally occurring radioactive material.

“NuStar Agreement” shall mean that certain Crude Oil Gathering Agreement dated December 18, 2017 by and between NuStar Logistics, L.P. and Seller.

“Offer Period” shall be as defined in Section 8.15(a).

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“Olmos Formation” shall mean the interval extending between the top of the Olmos formation and the base of the Olmos formation, being defined and identified for purposes hereof as the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 5,790 feet and the measured depth of 6,300 feet as identified on the Baker Hughes Induction Log of the Caulkins #1 Well (API No. 42163334060000) located in the Wildcat Field in Frio County, Texas.

“Order” shall mean any judgment, injunction order, ruling, award, decree or other order that is issued by a Governmental Authority.

“Outside Date” shall mean March 30, 2018.

“Parties” and “Party” shall be as defined in the preamble hereof.

“Party Affiliate” shall be as defined in Section 15.15.

“Patterson Agreement” shall mean that certain Daywork Drilling Contract dated February 1, 2017, by and between Patterson-UTI Drilling Company LLC and Cabot Oil & Gas Corporation.

“Pearsall Formation” shall mean the interval extending between the top of the Pearsall formation and the base of the Pearsall formation, being identified for purposes hereof as the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 9,660 feet and the measured depth of 10,142 feet as identified on the Halliburton Array Induction, Dual Spaced Neutron, Spectral Density Log of the Chilipitin, Ltd. #102M Well (API No. 42013345590000) located in the Austin Pierce (Austin Chalk) Field in Atascosa County, Texas.

“Permits” shall mean authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, however, Rights-of-Way and similar rights and approvals are not included in the definition of Permits.

“Permitted Encumbrances” shall mean:

(a)                                 The terms and conditions of all Subject Interests and Royalties if the net cumulative effect thereof, as to a particular Property Subdivision, does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) reduce the Net Revenue Interest of Seller in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule, or (iii) increase the Working Interest of Seller in such Property Subdivision above the Working Interest shown therefor in Part II of the Property Schedule (unless the Net Revenue Interest of Seller for such Property Subdivision is greater than the Net Revenue Interest shown therefor in Part II of the Property Schedule in the same proportion as any increase in such Working Interest);

(b)                                 The terms and conditions of the Rights-of-Way included in the Assets (provided that such terms and conditions do not prevent or substantially impair the present operation or present use of the Assets subject thereto for purposes of oil and gas development and operations) if (i) the net cumulative effect thereof, as to a particular Property Subdivision,

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does not reduce the Net Revenue Interest of Seller in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule or (ii) such terms and conditions do not require the payment of a fee based on production of oil or gas from one or more of the Wells;

(c)                                  Preferential rights to purchase, consents to assignment and other similar restrictions;

(d)                                 Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and disclosed on Schedule 4.1(i);

(e)                                  Customary Post-Closing Consents and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement to the extent customarily provided or filed following Closing;

(f)                                   To the extent they not triggered prior to Closing, conventional rights of reassignment upon final intention to abandon or release any of the Assets;

(g)                                  All applicable Laws and all rights reserved to or vested in any Governmental Authority:  (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(h)                                 Rights of a common owner of any interest in Rights-of-Way or Permits held by Seller and such common owner as tenants in common or through common ownership, to the extent the same do not (i) materially interfere with the present operation or present use of the Assets subject thereto for the purpose of oil and gas development and operations, (ii) reduce the Net Revenue Interest of Seller in a particular Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule or (iii) require the payment of a fee based on production of oil or  gas from one or more of the Wells;

(i)                                     Easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of rights-of-way, facilities and equipment, to the extent (i) individually or in the aggregate, such rights do not materially impair the operation or use of any of the Assets as currently operated and used, (ii) such rights do not reduce the Net Revenue Interest of Seller in a particular Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule or (iii) such rights do not require the payment of a fee based on production of oil or gas from one or more of the Wells;

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(j)                                    Vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet delinquent or, if delinquent, which are being contested in good faith by appropriate procedures by or on behalf of Seller;

(k)                                 Liens created under Subject Interests or Rights-of-Way included in the Assets or operating agreements, production sales Contracts or by operation of Law in respect of obligations that are not yet delinquent or, if delinquent, which are being contested in good faith in the ordinary course of business and are disclosed on Schedule A-3;

(l)                                     Any Encumbrance affecting the Assets that is discharged at or prior to Closing;

(m)                             Any obligations or duties affecting the Assets to any municipality or public authority, including any zoning and planning ordinances and municipal regulations;

(n)                                 The terms and conditions of the Material Contracts if the net cumulative effect thereof, as to a particular Property Subdivision, does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) reduce the Net Revenue Interest of Seller in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule, or (iii) increase the Working Interest of Seller in such Property Subdivision above the Working Interest shown therefor in Part II of the Property Schedule (unless the Net Revenue Interest of Seller for such Property Subdivision is greater than the Net Revenue Interest shown therefor in Part II of the Property Schedule in the same proportion as any increase in such Working Interest);

(o)                                 The terms and conditions of this Agreement;

(p)                                 The Actions set forth on Schedule 4.1(f);

(q)                                 All other Encumbrances, Contracts, agreements, instruments, obligations, defects and irregularities affecting any of the Assets that, individually or in the aggregate, as to a particular Property Subdivision, do not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) reduce the Net Revenue Interest of Seller in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule, or (iii) increase the Working Interest of Seller in such Property Subdivision above the Working Interest shown therefor in Part II of the Property Schedule (unless the Net Revenue Interest of Seller for such Property Subdivision is greater than the Net Revenue Interest shown therefor in Part II of the Property Schedule in the same proportion as any increase in such Working Interest); and

(s)                                   Any matters referenced on Schedule A-3.

“Person” shall mean any Governmental Authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization or other entity or organization.

“Personal Property” shall be as defined in Section 2.1(c).

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“Positive Imbalance” shall mean, respectively as to each Property Subdivision to which the Subject Interests are attributable and without duplication, the sum (expressed in Mcfs) of (a) the aggregate make-up, prepaid or other volumes of natural gas that Seller was entitled as of the applicable date, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to receive from the Hydrocarbon Interests (other than the Subject Interests) attributable to such Property Subdivision after such date and (b) the aggregate pipeline or processing plant imbalances or underdeliveries for which Seller is entitled to receive as of the applicable date natural gas or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any natural gas attributable to the Subject Interests.

“Pre-Closing Tax Return” shall be as defined in Section 15.11(c).

“Preference Property” shall be as defined in Section 7.2.

“Preference Right” shall mean any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Presidio Seismic Data” shall be as defined in Section 8.18.

“Property  Expenses” shall be as defined in Section 3.3(c).

“Property Schedule” shall mean Exhibit A-2 attached to and made a part of this Agreement.

“Property Subdivision” shall mean each Well or Well Location described or referenced in Part II of the Property Schedule, provided, however, that with respect to each such Well or Well Location, such Property Subdivision shall be limited to such Well or Well Location insofar, but only insofar, as it covers the Target Formation applicable thereto as shown in Part II of the Property Schedule.

“Reasonable Efforts” shall mean efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable costs or expenses.

“Records” shall be as defined in Section 2.1(g).

“Recourse Parties” shall be as defined in Section 15.15.

“Regents Leases” shall mean that certain Paid Up Oil and Gas Lease dated effective July 31, 2015, by and between the University of Texas System Board of Regents, as “Lessor”, and Cabot Oil & Gas Corporation, as “Lessee”, and that certain Paid Up Oil and Gas Lease dated effective January 1, 2015, by and between the University of Texas System Board of Regents, as “Lessor”, and Cabot Oil & Gas Corporation, as “Lessee”.

“Remediation Amount” shall be as defined in Section 6.7(c).

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“Representatives” shall mean, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Required Seller Approval” shall mean a Seller Approval if the failure to obtain such Seller Approval (i) would cause the assignment of the Assets affected thereby to Buyer to be void or would provide a counterparty with the express right to void such assignment, (ii) would cause (or would provide a counterparty with the express right to cause) the termination of an Asset under the express terms thereof or (iii) result in liquidated damages in excess of $25,000 under the express terms thereof.

“Requisite Financial Statement Information” shall be as defined in Section 8.17(a).

“Reserve Report” shall mean that certain reserve report prepared by Miller and Lents, Ltd., with respect to the Subject Interests as of December 31, 2016, as updated by Seller and posted in the virtual data room maintained by Seller in the CabotEFARIESDBv11.13.2017 file.

“Retained Asset” shall be as defined in Section 7.3.

“Retained Environmental Matter” shall mean the matter disclosed on Schedule 4.1(l).

“Retained Liabilities” shall mean all Covered Liabilities arising out of, attributable to or that constitute: (i) the Excluded Assets; (ii) Seller Taxes; (iii) the disposal or transportation by or on behalf Seller or its Affiliates prior to the Closing Date of any Hazardous Substances generated or used upon and taken from the Assets to any location not on the Assets; (iv) personal injury, illness and wrongful death claims arising out of Seller’s or its Affiliates’ ownership or operation of the Assets prior to the Closing Date to the extent that Seller has insurance coverage from a Third Party available to it with respect to such Covered Liabilities; (v) for a period of twelve (12) months following the Closing Date, any Third Party Action filed prior to the expiration of such twelve (12)-month period with respect to which Seller or an Affiliate of Seller is ultimately adjudicated by a final, non-appealable decision of a court of competent jurisdiction to have been grossly negligent or to have committed willful misconduct in Seller’s or such Affiliate’s operation of the Assets prior to the Closing Date; (vi) for a period of twenty-four (24) months following the Closing Date, the failure to properly and timely pay, in accordance with the terms of any Subject Interest, Applicable Contract and applicable Law, all Royalties that are due by Seller or any of its Affiliates and attributable to Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to the Effective Time, other than Suspense Funds for which there has been an adjustment to the Base Purchase Price in accordance with Section 3.1; (vii) the employment or termination of employment of any Asset Employee by Seller or its Affiliates on or prior to the Closing Date; (viii) the matters set forth on Schedule 4.1(f) or matters that should have been set forth on Schedule 4.1(f); (ix) for a period of twelve (12) months following the Closing Date, claims, demands, damages, costs and expenses, obligations or other liabilities with respect to Third Party surface owner property damage (other than property damage related to, or arising from, an Environmental Defect or other environmental matter) by Seller or any of its Affiliates arising out of operations on the Assets (to the extent Seller or any of its Affiliates are obligated to pay such amounts) prior to the Effective Time; (x) the Retained Environmental Matter; or (xi) for a period of twenty-four (24) months following the Closing Date, the failure to properly and timely pay, in accordance with the terms of any Subject Interest, compensatory

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royalties arising out of any offset drilling obligations, which compensatory royalties are due by Seller or any of its Affiliates prior to the Effective Time and attributable to the Assets (net to Seller’s interest).

“Rights-of-Way” shall mean all servitudes, easements, fee surface, surface leases and rights-of-way and other rights with respect to surface operations that are used or held for use in connection with the ownership or operation of the Assets.

“Royalties” shall mean all royalties (including lessor’s royalties), non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of, production.

“Scheduled Closing Date” shall be as defined in Section 10.1.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall be as defined in Section 4.2(k).

“Seller” shall be as defined in the preamble hereof.

“Seller Approvals” shall be as defined in Section 4.1(m).

“Seller Audit Firm” shall be as defined in Section 8.17(b).

“Seller Group” shall be as defined in Section 8.17(a).

“Seller Indemnified Persons” shall be as defined in Section 13.1.

“Seller Marks” shall be as defined in Section 8.6.

“Seller Taxes” means (i) all income, capital gains, franchise and similar Taxes imposed by any applicable Law on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, (ii) Taxes allocable to Seller pursuant to Section 15.11(b), except to the extent such Taxes are (a) effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 3.3(a) or Section 3.4, or (b) paid by Seller to Buyer pursuant to Section 15.11(b), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, and (iv) any and all Taxes (other than the Taxes described in clauses (i), (ii) or (iii) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the date on which the Effective Time occurs.

“Seller Title Credit” shall be as defined in Section 6.4.

“Seller Title Credit Notice” shall be as defined in Section 6.4.

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“Specified Employees” shall mean the employees whose titles are listed as Production Superintendent or District Foreman on the Employee List.

“Specified Seller Approval” shall be as defined in Section 7.3(b).

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject Interests” shall be as defined in Section 2.1(a).

“Subject JOA” shall be as defined in Section 7.3(b).

“Subject Property” shall be as defined in Section 6.6(b).

“Subject Property Defects Amount” shall be as defined in Section 6.6(b).

“Suspense Funds” shall mean the moneys held in suspense by Seller for the account of Third Parties that are attributable to sales of Hydrocarbons produced from the Assets.

“Target Area” shall mean that area as set forth in Exhibit A-3.

“Target Formation” shall mean, with respect to a Well or Well Location, the formation specified for such Well or Well Location in Part II of the Property Schedule, which shall be either the Eagle Ford Formation, the Pearsall Formation, the Olmos Formation, the Buda Formation or the Austin Chalk Formation.

“Tax Return” shall mean any return, report, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes or any amendment thereof.

“Taxes” shall mean all federal, state and local taxes or similar assessments or fees, together with all interest, fines, penalties and additions thereto.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall be as defined in Section 13.3(a).

“Title Arbitrator” shall be as defined in the Arbitration Procedures.

“Title Defect” shall be as defined in Section 6.3.

“Title Defect Amount” shall be as defined in Section 6.2(d).

“Title Defect Property” shall be as defined in Section 6.2(c).

“Transfer Taxes” shall be as defined in Section 15.11(b).

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“Transition Services Agreement” shall mean the Transition Services Agreement between Seller and Buyer in the form attached hereto as Exhibit C.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall be as defined in Section 2.1(c).

“Wells” shall be as defined in Section 2.1(c).

“Well Locations” shall mean the well locations described in Part II of the Property Schedule.

“Willful Breach” shall mean a knowing and intentional breach by Seller in any material respect (by refusing to perform or taking an action prohibited) of any material covenant applicable to Seller.

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.

“Wurzbach Lease” shall mean that certain Paid-Up Oil, Gas & Mineral Lease dated effective February 24, 2016, by and among the Wurzbach Family Trust and the Doris M. Wurzbach Revocable Management Trust, as “Lessor”, and Caliza Investments, LLC, as “Lessee”.

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EXHIBIT A-1

Attached to and made part of that certain
Purchase and Sale Agreement dated as of December 19, 2017,
by and between Cabot Oil & Gas Corporation, as “Seller”, and
VOG Palo Verde LP, as “Buyer”

ARBITRATION PROCEDURES

The Arbitration Procedures referred to in the Purchase and Sale Agreement (the “Agreement”) to which this Exhibit A-1 is attached shall be as follows:

1.                                      Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2.                                      With respect to unresolved Deferred Title Adjustment Claims and Deferred Environmental Adjustment Claims, on or before the Deferred Matters Date, Seller and Buyer shall each submit to the other the list of what such Party considers to comprise the remaining unresolved Deferred Title Adjustment Claims and Deferred Environmental Adjustment Claims.  The two lists shall together comprise the “Disputed Issues” relating to Deferred Title Adjustment Claims and Deferred Environmental Adjustment Claims which shall be resolved by the binding arbitration provided for herein.

3.                                      Seller and Buyer, each being duly authorized by all necessary corporate, limited partnership, limited liability company or other actions, may submit the Disputed Issues to binding arbitration by an arbitrator to be selected by the following procedures.  Notices hereunder shall be sufficient if sent in accordance with the terms of the Agreement.  With respect to Disputed Issues involving Deferred Title Adjustment Claims, within five (5) days after the Deferred Matters Date, the Parties shall attempt to mutually agree upon an arbitrator to resolve such Disputed Issues.  With respect to Disputed Issues involving Deferred Environmental Adjustment Claims, within five (5) days after the Deferred Matters Date, the Parties shall attempt to mutually agree upon an arbitrator to resolve such Disputed Issues. If the Parties fail to agree upon either arbitrator within such five (5) day period, then each Party shall nominate a candidate to be the arbitrator, and such candidates so nominated by the Parties shall together determine the arbitrator (which arbitrator must comply with the requirements set forth below).  The arbitrator that is appointed in accordance with this Section 3 to resolve the Disputed Issues relating to Deferred Title Adjustment Claims is referred to herein as the “Title Arbitrator”. The arbitrator that is appointed in accordance with this Section 3 to resolve the Disputed Issues relating to Deferred Environmental Adjustment Claims is referred to herein as the “Environmental Arbitrator”. The Title Arbitrator and the Environmental Arbitrator may each be referred to herein as an “Arbitrator” and collectively as the “Arbitrators”. The Title Arbitrator shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the geographic region in which the Subject Properties subject to the Deferred Title Adjustment Claims are located and shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding such selection.  The Environmental Arbitrator shall be an environmental

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expert with not less than ten (10) years’ experience in environmental matters involving oil and gas producing properties in the geographic region where the Assets subject to the Deferred Environmental Adjustment Claims are located and shall not have worked as an employee or outside expert for any Party or its Affiliates during the five (5) year period preceding such selection. All communications between any Party and an Arbitrator shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice.

4.                                      If prior to rendering a decision an Arbitrator resigns or becomes unable to serve, then the Parties shall attempt to mutually agree upon a replacement with ten (10) days, and if the Parties fail to agree upon a replacement within ten (10) days, the Parties shall follow the procedures specified in Paragraph 3 above for appointment of the replacement.

5.                                      No Party subject to these Arbitration Procedures will commence or prosecute any suit or action against the other Party subject to these Arbitration Procedures relating to the Disputed Issues, other than as may be necessary to compel arbitration under these Arbitration Procedures or to enforce the award of an Arbitrator.

6.                                      In fulfilling their respective duties hereunder with respect to Deferred Title Adjustment Claims and Deferred Environmental Adjustment Claims, each of the Arbitrators shall be bound by the matters set forth in Article VI of the Agreement.  The Arbitrators shall not add any interest factor reflecting the time value of money to any Title Defect Amount or Remediation Amount, and the Arbitrators shall not render a decision awarding an amount in excess of the Title Defect Amount or Remediation Amount claimed by Buyer with respect to any Deferred Title Adjustment Claim or any Deferred Environmental Adjustment Claim, as applicable, or render a decision awarding an amount in excess of the amount attributable to a Seller Title Credit claimed by Seller with respect to any Deferred Title Adjustment Claim.

7.                                      No matters whatsoever, other than the Disputed Issues, are subject to the agreement to arbitrate embodied in these Arbitration Procedures.  The Arbitrators shall be empowered hereunder solely to resolve the Disputed Issues.  The Arbitrators shall not have any authority to award indirect, consequential, exemplary or punitive damages.  The sole forum for each arbitration shall be Harris County, Texas, and all hearings shall be conducted in Harris County, Texas.

8.                                      The Parties shall instruct each Arbitrator to render, within twenty (20) Business Days after submission of the applicable Disputed Issues, a decision choosing either Seller’s position or Buyer’s position with respect to each Deferred Title Adjustment Claim or Deferred Environmental Adjustment Claim, as applicable.  The decision of each Arbitrator shall be rendered in writing and shall be final and binding upon the Parties as to the Disputed Issues.  The expenses of arbitration shall be borne equally by the Parties.  Each Party shall bear the compensation and expenses of its own counsel, witnesses and employees.  If the testimony of a witness is obtained by both Parties, the costs associated with obtaining such testimony shall be borne equally between the Parties.

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9.                                      Matters not specifically provided for in the Arbitration Procedures shall be governed by the then-applicable Commercial Arbitration Rules of the American Arbitration Association.

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